UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (Amendment No.  )

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O’REILLY AUTOMOTIVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 26, 2021

Dear Shareholder:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders of O’Reilly Automotive, Inc. to be held virtually on Thursday, May 13, 2021, at 9:00 a.m. Central Time.  Due to the ongoing health and safety concerns related to the novel coronavirus (“COVID-19”) pandemic, the annual meeting will be held in a virtual-only format via live audio webcast at www.virtualshareholdermeeting.com/ORLY2021.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

It is important that your shares be represented at the meeting.  Whether or not you plan to attend via the live audio webcast, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience or vote via telephone or Internet using the instructions on the proxy card.

We currently expect to conduct an in-person Annual Meeting next year; however, any decisions regarding the format and location of any future meetings will be made in consideration of health and safety concerns at such time.

David O’Reilly

Executive Chairman of the Board

O’REILLY AUTOMOTIVE, INC.

233 South Patterson Avenue

Springfield, Missouri 65802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 13, 2021

What:	Annual Meeting of Shareholders (“Annual Meeting”)
When:	Thursday, May 13, 2021, 9:00 a.m. Central Time
Where:

In light of the health and safety concerns related to the ongoing novel coronavirus (“COVID-19”) pandemic, the annual meeting will be held in a virtual-only format via live audio webcast at www.virtualshareholdermeeting.com/ORLY2021.

Why:	The Annual Meeting is being held for the following purposes:
●	to elect as Directors the nine nominees named in the attached proxy statement;
●	to conduct an advisory (non-binding) vote on executive compensation;
●	to ratify the appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2021;
●	to consider and act upon a shareholder proposal, if properly presented at the Annual Meeting; and
●	to transact such other business, as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 4, 2021, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.  A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be available during usual business hours at the office of the Corporate Secretary, Tricia Headley, at 2831 South Ingram Mill Road, Springfield, Missouri 65804, to be examined by any shareholder for any purpose reasonably related to the Annual Meeting for ten days prior to the date thereof.  The list will also be electronically available for examination throughout the course of the meeting.

Your vote is important to ensure a quorum at the meeting.  Even if you own only a few shares, and whether or not you expect to virtually attend the meeting, we request you mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card.  Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close on Wednesday, May 12, 2021, at 11:59 p.m. Eastern Time.

A copy of the Company’s Annual Shareholders’ Report for fiscal year 2020 accompanies this notice.

By Order of the Board of Directors,

Tricia Headley

Secretary

O’REILLY AUTOMOTIVE, INC.

233 South Patterson Avenue

Springfield, Missouri 65802

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”), for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held in a virtual only format via live audio webcast at www.virtualshareholdermeeting.com/ORLY2021 on Thursday, May 13, 2021, at 9:00 a.m., Central Time, and at any adjournments thereof.  In light of the health and safety concerns related to the ongoing novel coronavirus (“COVID-19”) pandemic, the annual meeting will be held solely by means of remote communications.

Whether or not you expect to virtually attend the meeting, please return your executed proxy card in the enclosed postage-paid envelope or vote via telephone or Internet, using the instructions discussed below and on the proxy card, and the shares represented thereby will be voted in accordance with your instructions.  References to the Company’s website and the contents thereof do not constitute incorporation by reference of the information contained on the Company’s website, and such information is not part of this proxy statement.  The proxy statement and the accompanying proxy card is expected to first begin mailing to shareholders on or about March 26, 2021.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting.

When and where will the 2021 Annual Meeting be held?

The Annual Meeting will be held in a virtual only format via live audio webcast at www.virtualshareholdermeeting.com/ORLY2021 on Thursday, May 13, 2021, at 9:00 a.m. Central Time.  In light of the health and safety concerns related to the ongoing COVID-19 pandemic, the annual meeting will be virtual only and held solely by means of remote communications.  To access the virtual Annual Meeting, you must enter the 16-digit control number found on your proxy card, voting instruction form or Important Notice Regarding the Availability of Proxy Materials.  If you do not have a control number, you may access the Annual Meeting as a guest.  Online access to the live audio webcast of the Annual Meeting will open 15 minutes prior to the start of the Annual Meeting.  We encourage you to access the meeting in advance of the designated start time.

How will the Annual Meeting be conducted and will there be a question and answer session?

We have designed the format of the Annual Meeting to ensure that our shareholders are afforded similar rights and opportunities to participate as they would at an in-person meeting.  All of our board members are expected to join the Annual Meeting and will be available to respond to questions germane to the business matters presented during the meeting.  We intend to answer questions submitted during the meeting that are germane to business matters of the meeting, and in accordance with our Rules for Conduct, which will be able to be viewed on the day of and during the Annual Meeting.  Questions will be grouped by topic, and substantially similar questions will be answered only once.  Questions should be succinct and cover only one topic per question.  To promote fairness, efficient use of the Company’s resources and ensure all shareholder questions are able to be addressed, we will respond to no more than three questions from any single shareholder.  If there are any matters of individual concern to a shareholder or if a question posed was not otherwise answered, we will provide an opportunity for shareholders to contact us separately after the Annual Meeting through our Investor Relations website, http://corporate.oreillyauto.com/contact-us, or by contacting us at (417) 829-5878.

What if I need technical assistance during the Annual Meeting?

Beginning 15 minutes prior to and during the Annual Meeting, if you encounter difficulties accessing or hearing the virtual Annual Meeting audio webcast, please contact the technical support number that will be posted on the Annual Meeting website log-in page for assistance.

If I cannot participate in the live Annual Meeting webcast, can I listen to it later?

An audio replay of the Annual Meeting, including the questions answered during the meeting, will be available approximately 24 hours after completion of the meeting, will remain available for 12 months, and can be accessed through the Company’s website at http://corporate.oreillyauto.com/corporate-information-news-room.

Who may vote?

Any shareholder of record, as of the record date, is entitled to receive this notice and vote their shares at the Annual Meeting.

What is a “shareholder of record”?

A shareholder of record is a shareholder whose ownership of the Company’s common stock is reflected directly on the books and records of the transfer agent, Computershare Trust Company, N.A. (“Computershare”).

What is the record date for the Annual Meeting?

The record date is March 4, 2021.  Shareholders of record at the close of business on March 4, 2021, will be entitled to vote at the Annual Meeting.  Each share of common stock will have one vote on each matter to be voted upon.

Which O’Reilly shares are included in the proxy card I received?

The proxy card you received covers the number of common shares to be voted in your account as of the record date.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

A registered shareholder owns shares that are registered directly in their name with the Company’s transfer agent, Computershare.  A beneficial owner owns shares held in a stock brokerage account or by a bank.

Why would I receive more than one proxy card?

You may receive more than one proxy card if you owned shares in more than one account.  You should vote the shares on each of your proxy cards.

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to vote on three proposals that were solicited by the Board (Proposals 1 through 3), as well as a shareholder proposal (Proposal 4), if properly presented at the Annual Meeting:

1)	To elect as Directors the nine nominees named in this proxy statement;
2)	To conduct an advisory (non-binding) vote on executive compensation;
3)	To ratify the appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2021; and
4)	A shareholder proposal entitled “Improve Our Catch-22 Proxy Access,” if properly presented.

How do I vote my shares?

You may vote your share by proxy or during the meeting:

1)

Via Mail:  You may vote by properly completing and signing the enclosed proxy card and returning the card in the enclosed, postage-paid envelope.  Please specify your choices on the proxy card by marking the appropriate boxes.  Shares will be voted in accordance with your written instructions; however, it is not necessary to mark any boxes if you wish to vote in accordance with the Board’s recommendations, outlined further below.  Mark, sign and date your proxy card and return it in the postage-paid envelope provided or send it to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

2)

Via the Internet:  You may vote on the Internet by visiting www.proxyvote.com.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

3)	Via Telephone: Using any touch-tone telephone, you may vote your shares by dialing toll-free: 1-800-690-6903. Have your proxy card in hand when calling and follow the instructions.
4)

During the Meeting:  You may vote at the Annual Meeting using the 16-digit control number included on your proxy card, voting instruction form or Important Notice Regarding the Availability of Proxy Materials.

If you choose to vote on the Internet or by telephone, please note voting will close at 11:59 p.m. Eastern Time, on Wednesday, May 12, 2021.  The Board encourages you to vote your shares promptly.

May I change my vote after I submit my proxy?

You may change your vote after submitting a proxy card.  If, after sending in your proxy, you desire to revoke your proxy for any reason, you may do so by notifying the Secretary of the Company in writing at the principal office at any time prior to the voting of the proxy.  The Company’s principal executive office is located at 233 South Patterson Avenue, Springfield, Missouri 65802.

Are my votes confidential?

All shareholder meeting proxies and tabulations that identify the vote of a particular shareholder will be kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet legal requirements.  Representatives of Broadridge Financial Solutions (“Broadridge”) will act as the inspector of election and will count the votes.

How will my vote be counted?

All votes will be tabulated by Broadridge.  All properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified in the proxy card.  If no such directions have been specified by marking the appropriate squares in the signed and returned proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

1)	FOR the election as Directors the nine nominees named in this proxy statement;
2)	FOR the approval, by an advisory (non-binding) vote of the 2020 compensation of the Company’s Named Executive Officers;
3)	FOR the ratification of the selection of Ernst & Young LLP, as the Company’s independent auditors for the fiscal year ending December 31, 2021; and
4)	AGAINST the shareholder proposal entitled “Improve Our Catch-22 Proxy Access,” if properly presented.

The Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein.  The Company’s shareholders have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

No nominee has indicated that he or she would be unable or unwilling to serve as a Director, if elected.  However, should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the proxy will vote for the election of such other persons in their stead as may be designated by the Board.  The Board is not aware of any reason that might cause any nominee to be unavailable to serve as a Director.

How does the Board recommend I vote?

The Board recommends a vote “FOR” each of the nominees for Director named in this proxy statement.  The Board recommends a vote “FOR” the approval, by an advisory (non-binding) vote, of the 2020 compensation of the Company’s Named Executive Officers.  The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP, as the Company’s independent auditors for the year ending December 31, 2021.  The Board recommends a vote “AGAINST” the shareholder proposal entitled “Improve Our Catch-22 Proxy Access,” if properly presented.

What constitutes a quorum?

On March 4, 2021, there were 69,907,922 shares of common stock outstanding, which constitutes all of the outstanding shares of the Company’s voting capital stock.  A majority of the outstanding shares entitled to vote at the Annual Meeting, represented virtually or by proxy, will constitute a quorum at the meeting.

What are the standards for determining whether an item has been approved?

	Quorum		Effect of	Effect of Broker Non-
Item of Business	Required	Voting Approval Standard	Abstention (1)	Votes (2)
Proposal 1: Election of Directors (3)	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 2: Advisory vote on Executive Compensation	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 3: Ratification of Selection of Independent Auditors	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Not applicable
Proposal 4: Shareholder proposal entitled “Improve Our Catch-22 Proxy Access”	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
(1)	Proxies marked “ABSTAIN” will be deemed to be represented at the Annual Meeting and considered in determining whether the requisite number of affirmative votes are cast on such matter.
(2)

A broker non-vote occurs when a broker has not received voting instructions from the beneficial owner of shares, and the broker does not have, or declines to exercise, discretionary authority to vote those shares.

(3)	Cumulative voting is not allowed for Election of Directors.
(4)	“Shares present and entitled to vote” includes shares represented virtually or by proxy at the Annual Meeting.

Broker non-votes occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the beneficial owner of the shares, and the firm does not have the authority to vote the shares in its discretion.

How can I get electronic access to the Notice, proxy statement and Annual Report?

The Notice, proxy statement and Annual Report are available at www.proxyvote.com.  The required control number can be found on your proxy card.  These materials are also available on our website at http://corporate.oreillyauto.com/investor-relations-financials.

Where may I find the voting results of the Annual Meeting?

The Board plans to announce the preliminary voting results at the Annual Meeting.  The Company plans to publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting, if final voting results are available at that time.  If the final voting results are not available within that time, the Company will report preliminary results in a Current Report on Form 8-K within four business days following the Annual Meeting and will report final voting results in an amended Current Report on Form 8-K when available.

Will a proxy solicitor be used?

No, the Company has not engaged a third party to assist in the solicitation of proxies for the Annual Meeting.

What are the deadlines for consideration of shareholder proposals or director nominations for the 2022 Annual Meeting of Shareholders?

Shareholder proposals intended to be presented at the 2022 Annual Meeting of Shareholders and included in the Company’s proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November 26, 2021.  The Company’s Amended and Restated Bylaws (the “Bylaws”) require that shareholder proposals made outside of Rule 14a-8 be submitted not later than February 12, 2022, and not earlier than January 13, 2022.

What are the deadlines for submitting director nominations for inclusion in the Company’s proxy materials?

Under the Bylaws, a shareholder (or a group of up to 20 shareholders) owning three percent or more of the Company’s outstanding shares of common stock continuously for at least three years may nominate and include in the Company’s proxy materials candidates for up to 20% of the Board (rounded down, but not less than two).  Nominations must comply with the requirements and conditions of the Bylaws, including the delivery of proper notice to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement not later than November 26, 2021, and not earlier than October 27, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table summarizes information as of December 31, 2020, with respect to each person or other entity (other than management) known to the Company to be the beneficial owner of more than five percent (5%) of its outstanding shares of common stock.

	Name and Address of Beneficial	Amount and Nature of		Percent of
Class of Stock	Owner	Beneficial Ownership		Class
Common Stock	The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,532,539	(1)	7.6%
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,297,143	(2)	7.3%
(1)

As reflected on such beneficial owner’s Schedule 13G/A dated February 8, 2021, provided to the Company in accordance with the Exchange Act.  Of the 5,532,539 shares reported, The Vanguard Group claimed sole voting power over no shares, shared voting power over 128,935 shares, sole dispositive power over 5,205,140 shares and shared dispositive power over 327,399 shares.

(2)

As reflected on such beneficial owner’s Schedule 13G/A dated January 29, 2021, provided to the Company in accordance with the Exchange Act.  Of the 5,297,143 shares reported, BlackRock, Inc. claimed sole voting power over 4,706,468 shares, shared voting power over no shares, sole dispositive power over 5,297,143 shares and shared dispositive power over no shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table summarizes, as of March 4, 2021, the beneficial ownership of the Company’s outstanding shares of common stock for each current Director of the Board, each of the Company’s current Named Executive Officers and all Directors and executive officers as a group.  Unless otherwise indicated, the Company believes that the beneficial owners set forth in the following table have sole voting and dispositive power.

	Direct	Indirect	Current Exercisable	Total	Percent of
Name	Ownership	Ownership	Options (a)	Ownership (a)	Class
David O’Reilly (b)	107,384	397,164	—	504,548	*
Larry O’Reilly (c)	114,373	184,377	—	298,750	*
Greg Henslee (d)	18,277	19,995	145,035	183,307	*
Jay D. Burchfield (e)	17,319	—	—	17,319	*
Thomas T. Hendrickson (e)	1,436	—	—	1,436	*
John R. Murphy (e)	2,152	—	—	2,152	*
Dana M. Perlman (f)	1,567	—	—	1,567	*
Maria A. Sastre (g)	357	—	—	357	*
Andrea M. Weiss (h)	738	—	—	738	*
Gregory D. Johnson (i)	4,493	961	55,453	60,907	*
Jeff M. Shaw (j)	23,398	5,617	50,371	79,386	*
Tom McFall (k)	5,762	420	93,356	99,538	*
All Directors and executive officers as a group (25 persons)	311,668	615,869	556,619	1,484,156	2.11%
*	denotes less than 1.0%
(a)	With respect to each person, assumes the exercise of all stock options held by such person that were exercisable within 60 days of March 4, 2021.
(b)

The stated number of directly owned shares includes 1,751 restricted shares awarded under the Company’s long-term incentive compensation plans.  The stated number of indirectly owned shares includes 2,830 shares owned by Mr. O’Reilly’s spouse, 386,671 shares controlled by Mr. O’Reilly as trustee of a trust for the benefit of his children and 7,663 shares held in the O’Reilly Employee Savings Plan with T. Rowe Price Investment Services, Inc. (“T. Rowe Price”) as trustee.

(c)

The stated number of indirectly owned shares includes 141,022 shares controlled by Mr. O’Reilly as trustee of a trust for the benefit of his child, 12,620 shares held in a Grantor Retained Annuity Trust (“GRAT”) and 30,735 shares controlled by Mr. O’Reilly in a family registered partnership.

(d)

The stated number of directly owned shares includes 1,549 restricted shares awarded under the Company’s long-term incentive compensation plans and 1,277 shares held in the O’Reilly Employee Stock Purchase Plan.  The stated number of indirectly owned shares includes 4,995 owned shares held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee and 15,000 shares held in a GRAT.

(e)	The stated number of directly owned shares includes 780 restricted shares awarded under the Company’s long-term incentive compensation plans.
(f)	The stated number of directly owned shares includes 993 restricted shares awarded under the Company’s long-term incentive compensation plans.
(g)	The stated number of directly owned share includes 357 restricted shares awarded under the Company’s long-term incentive compensation plans.
(h)	The stated number of directly owned shares includes 611 restricted shares awarded under the Company’s long-term incentive compensation plans.
(i)

The stated number of directly owned shares includes 2,380 shares held in the O’Reilly Employee Stock Purchase Plan.  The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee.

(j)

The stated number of directly owned shares includes 3,484 shares held in the O’Reilly Employee Stock Purchase Plan.  The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee.

(k)

The stated number of directly owned shares includes 3,675 shares held in the O’Reilly Employee Stock Purchase Plan.  The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee.

Officer and Director Stock Ownership Guidelines

The Board adopted stock ownership requirements for the Company’s independent Directors, executive officers and executive and senior vice presidents to further align their interests with those of the Company’s shareholders.  The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements quarterly.  The Compensation Committee has discretion to waive these guidelines; however, it has never done so.

The Company’s independent Directors are required to own shares of the Company’s common stock valued at a minimum of $150,000 within five years of the date they first become a Director.  For purposes of the guidelines, common stock ownership includes shares owned by the Director, directly or indirectly, and vested stock options granted to the Director, but excludes unvested restricted share awards.  As of December 31, 2020, the total stockholdings of each of the independent directors, who has been serving as a Director for at least five years, satisfied their respective stock ownership requirement.

The Company’s executive officers and executive and senior vice presidents are required to own shares of the Company’s common stock valued at the minimum of a specified multiple of their base salary within five years of first assuming their respective positions.  For purposes of the guidelines, common stock ownership includes shares owned by the officer directly, shares held by the officer in the Company’s Employee Stock Purchase Plan, shares held by the officer in the Company’s Profit Sharing and Savings Plan and the tax affected intrinsic value of the officer’s vested stock options granted under the Company’s incentive plans.  Individuals who do not achieve the required level of ownership within the prescribed period of time may, at the discretion of the Compensation Committee, be required to hold 50% of net after-tax shares issued upon the exercise of any of their stock options and may not be allowed to sell any other shares of the Company that they may own.  The stock ownership requirement does not apply after the executive officer or executive or senior vice president reaches age 62.  The Compensation Committee may waive these guidelines at its discretion; however, it has never done so.  As of December 31, 2020, each of the Company’s executive officers and executive and senior vice presidents, who had been in their positions for at least five years, satisfied the stock ownership requirement applicable to each of them.

The following table identifies the executive officers’ and executive and senior vice presidents’ ownership requirement as of December 31, 2020:

Position	Minimum Ownership Requirement Multiple of Salary
Chief Executive Officer	5x
Chief Operating Officer	3x
Chief Financial Officer	3x
Executive Vice Presidents	3x
Senior Vice Presidents	2x

PROPOSAL 1 – ELECTION OF DIRECTORS

Information about the Director Nominees

The Company’s Bylaws and Amended and Restated Articles of Incorporation provide for the annual election of Directors.  The Board has nominated David O’Reilly, Larry O’Reilly, Greg Henslee, Jay D. Burchfield, Thomas T. Hendrickson, John R. Murphy, Dana M. Perlman, Maria A. Sastre and Andrea M. Weiss as Directors for a one-year term expiring at the Company’s 2022 Annual Meeting of Shareholders.

The following identifies

(i)	his or her present positions and offices with the Company, if applicable;
(ii)	his or her age;
(iii)	the year in which he or she was first elected or appointed a Director (each serving continuously since first elected or appointed, unless otherwise stated);
(iv)	the business experience and principal occupation for at least the last five years of each of the nominees;
(v)	the qualifications and skills, which the Director possesses, that qualify him or her for service on the Company’s Board; and
(vi)

his or her directorships for at least the last five years in any company with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940 (as specifically noted), as applicable.

Each of the below nominees’ current term expires in 2021.

David O’Reilly

Affiliated Director and Executive Chairman of the Board

Age:  71

Director since:  1972

Board committees:  None.

Experience

Mr. O’Reilly has served as Executive Chairman of the Board since February of 2005.  Mr. O’Reilly served as Co-Chairman of the Board from August 1999 to February 2005; Chief Executive Officer from March 1993 to February 2005; President of the Company from March 1993 to August 1999; and Vice President of the Company from 1975 to March 1993.

Qualifications and Skills

Mr. O’Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 45 years of experience and expertise in the Company’s operations and strategic business development and has held leadership roles in numerous automotive aftermarket industry organizations and associations, as well as having served on several bank boards and charitable organization boards.

Larry O’Reilly

Affiliated Director and Vice Chairman of the Board

Age:  74

Director since:  1969

Board committees:  None.

Experience

Mr. O’Reilly has served as Vice Chairman of the Board since February of 2005.  Mr. O’Reilly served as Co-Chairman of the Board from August 1999 to February 2005; Chief Operating Officer from March 1993 to February 2003; President from March 1993 to August 1999; and Vice President from 1975 to March 1993.  Mr. O’Reilly retired from active Company management in February of

2003.  Mr. O’Reilly has served as Chairman and Director of Mercy Hospital Springfield since January 2000; Board Member of the Missouri Sports Hall of Fame since January 2003; and Trustee of the Lance Armstrong Endowment Board since December 2005.

Qualifications and Skills

Mr. O’Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 50 years of experience and expertise in the Company’s operations, in the automotive aftermarket industry and strategic business development.

Greg Henslee

Affiliated Director and Executive Vice Chairman of the Board

Age:  60

Director since:  2017

Board committees:  None.

Experience

Mr. Henslee has served as a member of the Board since November 2017 and Executive Vice Chairman of the Board since May 2018.  Mr. Henslee served as Chief Executive Officer from February 2005 until May 2018.  Mr. Henslee served O’Reilly as President from December 2012 to February 2017; Co-President from 1999 to 2012; Senior Vice President of Information Systems, Inventory Control, Customer Service, Computer Operations, Pricing and Loss Prevention from 1998 to 1999; Vice President of Store Operations from 1995 to 1998; and Director of Computer Operations and Loss Prevention from 1993 to 1995.

Qualifications and Skills

Mr. Henslee is being nominated as a Director because, among his other qualifications, he possesses over 35 years of experience in the automotive aftermarket industry and 36 years of experience and expertise in the Company’s operations, strategic planning and leadership development, as well as holds leadership positions on various automotive aftermarket organizations and associations.

Jay D. Burchfield

Independent Director of the Board

Age:  75

Director since:  1997

Independent Lead Director since:  2018

Board committees:  Audit Committee and Compensation Committee

Experience

Mr. Burchfield has served as a Director, Chairman of the Compensation Committee, and Member of the Audit, Executive and Nominating and Wealth Committees of Simmons First National Corporation since May 2015; Chairman of the Board and Director of Trust Company of the Ozarks from April 1998 until his retirement in October 2015; Senior Principal of SilverTree Companies, a real estate company, since January 2010.  Mr. Burchfield’s career has spanned more than 40 years in the banking and financial services industry.

Qualifications and Skills

Mr. Burchfield is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the banking industry, strategic business development, executive compensation and leadership development.

Current Public Directorships

●Simmons First National Corporation (SFNC), since May 2015

Thomas T. Hendrickson

Independent Director of the Board

Age:  66

Director since:  2010

Board committees:  Audit Committee (Chair) and Compensation Committee

Experience

Mr. Hendrickson has served as a Director and Audit Committee Chairperson for Ollie’s Bargain Outlet Holdings, Inc. since 2015; Chief Administrative Officer, Chief Financial Officer and Treasurer for The Sports Authority, Inc., the parent of retailer “Sports Authority,” from 2003 until his retirement in February of 2014; Executive Vice President and Chief Financial Officer, and Treasurer of Gart Sports Company, from 1998 until its merger with Sports Authority in 2003; and Vice President of Finance, Senior Vice President, and Executive Vice President and Chief Financial Officer of Sportmart, Inc., from 1993 to 1997.  Mr. Hendrickson is a Certified Public Accountant and has over 32 years of retail business experience.

Qualifications and Skills

Mr. Hendrickson is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry and the areas of risk assessment, accounting and finance, including experience as a chief financial officer.

Current Public Directorships

●Ollie’s Bargain Outlet Holdings, Inc. (OLLI), since 2015

John R. Murphy

Independent Director of the Board

Age:  70

Director since:  2003

Board committees:  Audit Committee, Compensation Committee (Chair) and Corporate Governance/Nominating Committee

Experience

Mr. Murphy has served as a Director, Audit Committee Chairman, and Member of the Nominating and Governance Committee of Apria, Inc. (“Apria”) since 2021; Mr. Murphy also served as a Director and the Audit Committee Chairman of Apria Healthcare Group, Inc. from 2019 until Apria became a publicly traded company in February 2021.  Mr. Murphy also serves as a director and the Audit Committee Chairman of Summit Materials, Inc. (“Summit”) since 2012, he is also a member of the Governance and Nominating Committee.  In 2013, Mr. Murphy served as Summit’s Interim Chief Financial Officer.  In addition, Mr. Murphy has served as a director and the Audit Committee Chairman of Alight Solutions since 2019.  In 2012, Mr. Murphy was named a director and Audit Committee Chairman of DJO Global, Inc., he served in that capacity until 2019.  In 2011, Mr. Murphy served as a director, Audit Committee and Special Committee member of Graham Packaging, Inc. until September of that year.  Mr. Murphy served as Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation (“Smurfit-Stone”) from 2009 to 2010, where he led the financial restructuring of Smurfit-Stone during its Chapter 11 reorganization.  Mr. Murphy was President and Chief Executive Officer of Accuride Corporation, Inc. (“Accuride”) and a member of its board of directors until October 2008.  Mr. Murphy served as Accuride’s President and Chief Operating Officer from January 2007 to October 2007; he served as President and Chief Financial Officer from February 2006 to December 2006 and as Executive Vice President and Chief Financial Officer from March 1998 to January 2006.  Mr. Murphy is a Certified Public Accountant.

Qualifications and Skills

Mr. Murphy is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the automotive aftermarket industry, in the accounting and finance areas, including experience as a chief financial officer, and he possesses experience in restructuring and mergers and acquisitions.

Current Public Directorships

●Summit Materials, Inc. (SUM), since 2012
●Apria, Inc. (APR), since 2021

Prior Public Board Service

●Graham Packaging Company Inc. (GRM), 2011

Dana M. Perlman

Independent Director of the Board

Age:  40

Director since:  2017

Board committees:  Audit Committee and Corporate Governance/Nominating Committee (Chair)

Experience

Ms. Perlman has served as Senior Vice President, Treasurer, Business Development and Investor Relations of PVH Corp. (“PVH”) since 2011, where she oversees the management of accounts receivable, treasury and capital markets, corporate communications, investor relations and crisis communications.  Ms. Perlman is also responsible for business development at PVH, where she assists in corporate strategy, acquisitions and strategic projects.  Prior to joining PVH, Ms. Perlman served as Director of Retail Investment Banking at Barclays Capital.  Prior to her role at Barclays Capital, Ms. Perlman held positions with Lehman Brothers and Credit Suisse First Boston.

Qualifications and Skills

Ms. Perlman is being re-nominated as a director because, among her other qualifications, she possesses over 15 years of experience and expertise in the global retail industry and the areas of finance, investment banking, business development, acquisitions, risk management, corporate and employer branding and investor communications.

Maria A. Sastre

Independent Director of the Board

Age:  65

Director since:  2020

Board committees:  Audit Committee

Experience

Ms. Sastre served as President and Chief Operating Officer of Signature Flight Support Corporation (“Signature”), the world’s largest network of fixed-based operations and support services for business, government and private aviation, from 2013 until her retirement in 2018.  Ms. Sastre joined Signature in 2010 as its Chief Operating Officer.  Prior to joining Signature, Ms. Sastre was President and Chief Executive Officer of Take Stock in Children, Inc. from 2009 to 2010, a senior executive with Royal Caribbean Cruises LTD from 2000 to 2008, where she held the positions of Vice President, International, Asia, Latin America & Caribbean and Vice President of Hotel Operations, and, prior to 2000, she held numerous domestic and international executive and leadership positions with United Airlines, Inc., Continental Airlines, Inc. and Eastern Airlines, Inc.  Ms. Sastre currently serves on several private and non-profit boards, including Guidewell Mutual Holding Corporation since 2016, where she serves as Chair of the Talent & Compensation Committee, and Miramar Services Corporation since 2019.  Ms. Sastre also previously served as Chair of the Finance Committee of Darden Restaurants, Inc.

Qualifications and Skills

Ms. Sastre is being re-nominated as a director because, among her other qualifications, she possesses experience in global operations, marketing, mergers and acquisitions and e-commerce and over 20 years of public company board experience, including audit, finance, corporate governance and compensation committees.

Current Public Directorships

●General Mills, Inc. (GIS), since 2018

Prior Public Board Service

●Darden Restaurants, Inc. (DRI), 1998 – 2014
●Laidlaw International, Inc. (LI), 2003 – 2007

Andrea M. Weiss

Independent Director of the Board

Age:  66

Director since:  2019

Board committees:  Audit Committee and Corporate Governance/Nominating Committee

Experience

Ms. Weiss is the founder of and serves as President and Chief Executive Officer of Retail Consulting, Inc. since 2002.  Ms. Weiss is also the founder of The O Alliance, LLC, a global consulting practice focused on retail, e-commerce and consumer companies.  Prior to founding Retail Consulting, Inc., Ms. Weiss was President of dELiA*s, Inc., President of Guess?, Inc., Executive Vice President, Chief Stores Officer of L Brands, Inc., Senior Vice President of Ann Inc., and Director of Merchandising of The Walt Disney Company.  Ms. Weiss is also a board member for Cracker Barrel Old Country Store, Inc. since 2003, RPT Realty since 2018 and Bed Bath & Beyond Inc. since 2019.  Ms. Weiss currently serves on several private advisory boards.  Ms. Weiss served on the board of directors of GSI Commerce from 2006 to 2011, Chico’s FAS, Inc. from 2009 to 2018, The Pepboys - Manny, Moe & Jack from 2013 to 2016 and Nutrisystem, Inc. from 2013 to 2019.  Ms. Weiss holds a Masters of Administrative Science from The Johns Hopkins University and a Bachelor of Fine Arts from Virginia Commonwealth University.  Ms. Weiss also completed post-graduate studies at Harvard Business School and The Kellogg School at Northwestern University.

Qualifications and Skills

Ms. Weiss is being re-nominated as a director because, among her other qualifications, she possesses over 30 years of experience in the retail industry and the areas of marketing, consumer branding, proprietary brand development, consumer behavior, global retail and e-commerce operations and board governance.

Current Public Directorships

●Cracker Barrel Old Country Store, Inc. (CBRL), since 2003
●RPT Realty (RPT), since 2018
●Bed Bath & Beyond Inc. (BBBY), since 2019

Prior Public Board Service

●GSI Commerce (GSIT), 2006 – 2011
●Chico’s FAS, Inc. (CHS), 2009 – 2018
●The Pep Boys - Manny, Moe & Jack (PBY), 2013 – 2016
●Nutrisystem, Inc. (NTRI), 2013 – 2019

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ELECTED NOMINEES.

The Board continues to place a significant focus on its structure, tenure and succession planning.  In consideration of these factors, the Board’s current Executive Chairman, David O’Reilly, has made the decision to step down from the Chairman role at the end of the current Director term in May of 2021.  Mr. O’Reilly has been a member of the Company’s executive management team and Board since the Company’s initial public offering in 1993 and has provided exceptional leadership and direction during that period.  Mr. O’Reilly has also heavily focused on the evaluation and development of his successor.  After careful consideration and discussion, the Corporate Governance/Nominating Committee has recommended, and the Board has approved, the appointment of the Company’s current Executive Vice Chairman, Greg Henslee, to the position of Executive Chairman effective immediately following the Annual Meeting, and subject to Mr. Henslee’s election as a Director at the Annual Meeting.  Mr. Henslee has over 39 years of automotive aftermarket experience, including 36 years with the Company, and has also been a member of various automotive aftermarket industry association boards.  In addition, Mr. Henslee’s knowledge, experience and leadership abilities make him the ideal successor to Mr. O’Reilly as Executive Chairman.  Mr. O’Reilly has expressed his strong desire to continue to serve on the Company’s Board.  The Corporate Governance/Nominating Committee has recommended, and the Board has approved, the appointment of Mr. O’Reilly to the position of Executive Vice Chairman effective immediately following the Annual Meeting, and subject to Mr. O’Reilly’s election as a Director at the Annual Meeting.  In his new role, Mr. O’Reilly will continue to provide his invaluable knowledge and experience to the Board and will be a trusted advisor to Mr. Henslee, as he accepts his larger role in leading and directing the Board and the Company going forward.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Rules of the Nasdaq Stock Market (the “Nasdaq”) require that a majority of the Board be “independent.”  Under the Nasdaq rules, a director or director nominee is independent if he or she is not an officer or employee of the Company and does not have any relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The Board has reviewed the independence of its Directors and director nominee under the Nasdaq rules.  During this review, the Board considered transactions and relationships between each Director or any member of his or her family and the Company during 2020.  Please see discussions in “Affiliated Relationships” and “Certain Relationships and Related Transactions” sections for further descriptions, by specific category and type, of the transactions and relationships reviewed.  Consistent with these considerations, the Board has determined that Messrs. Burchfield, Hendrickson, and Murphy, and Mss. Perlman, Sastre and Weiss (“independent Directors”) are independent under the Nasdaq rules.

Affiliated Relationships

David O’Reilly and Larry O’Reilly, Directors of the Board, are siblings.  David O’Reilly also serves as Executive Chairman of the Board of the Company.  Greg Henslee, Director of the Board, served as the Company’s Chief Executive Officer from 2005 through 2018.  Greg Henslee also serves as Executive Vice Chairman of the Board of the Company.  In addition, Rosalie O’Reilly Wooten, who retired from the Board effective May 14, 2020, are siblings with David O’Reilly and Larry O’Reilly.

Leadership Structure

The Company’s leadership structure, within its Board, consists of a Chairman of the Board, two Vice Chairmen of the Board, an Independent Lead Director, an Audit Committee, a Corporate Governance/Nominating Committee and a Compensation Committee.  The Independent Lead Director also serves on the Audit Committee and the Compensation Committee.  All Committee members satisfy the independence requirements under the Nasdaq rules.  The Company’s Bylaws permit the positions of Chairman of the Board and Chief Executive Officer to be held by the same person; however, the Board believes these roles and their attendant responsibilities should be separate and fulfilled by two separate individuals.  The Company believes having separate roles allows its Board to effectively provide guidance to and oversight of its management.  As a result, David O’Reilly serves in the role of Chairman of the Board and Gregory D. Johnson serves in the role of Chief Executive Officer.

Independent Lead Director

From time to time, in the interest of sound corporate governance, the Board may appoint an Independent Lead Director.  The Board believes that the designation of an Independent Lead Director improves the functionality of the Board and its Committees and aids in the fiduciary obligations each Director has to the Company and its shareholders.  In May of 2018, the Corporate Governance/Nominating Committee nominated, and the Board approved, Jay D. Burchfield to serve as Independent Lead Director.  Mr. Burchfield has served as Independent Lead Director since that time.

The responsibilities of the Independent Lead Director include, but are not limited to, the following:

●	Serves as a liaison among other Directors, with the Company’s management, between Board committees and the Board;
●	Presides at Board meetings in the absence of the Chairman of the Board, or at the request of the Chairman of the Board;
●	Ensures Board leadership in the absence or incapacitation of the Chairman of the Board;
●	Chairs executive sessions involving only the independent Directors, develops the agenda for executive sessions to ensure that independent Directors have adequate opportunities for these meetings to be held and adequate time to discuss issues and communicates with the Company’s management, as appropriate, the results of the executive sessions;
●	Consults with the Chairman of the Board as to the appropriate schedules and agendas of Board meetings to ensure there is sufficient time available for serious discussion of appropriate topics proposed by the independent Directors;
●	Advises the Chairman of the Board on the conduct of Board meetings to facilitate teamwork and communication among independent and non-independent Directors;
●	Together with the Chairman of the Board, collaborates with the Company’s management to determine the information and materials provided to the Directors, so that the independent Directors have adequate resources, especially by way of full, timely and relevant information, to support their decision-making responsibilities;
●	Entitled to request materials from and receive notice of, and attend, all meetings of Board committees;

●	Collaborates with the Chairman of the Board and Corporate Governance/Nominating Committee on Board succession planning;
●	Is available to advise committee chairs in fulfilling their designated roles and responsibilities to the Board;
●	Acts as the focal point on the Board concerning issues such as corporate governance and suggestions from independent Directors and monitors and coordinates with the Company’s management on corporate governance issues and developments;
●	Collaborates with the Corporate Governance/Nominating Committee to ensure a succession plan is in place for the Company’s Chief Executive Officer;
●	Collaborates with the Board to guide the Company’s management on strategic issues and long-term planning;
●	Consults with the Chairman of the Board on such matters as are pertinent to the Board and the Company;
●	Is available for direct communication and consultation with shareholders, upon request through Board approved procedures; and
●	Performs such other duties as the Board or Chairman of the Board may delegate, from time to time.

Meeting Attendance

During 2020, four regularly scheduled meetings and one strategic planning meeting of the Board were held.  During such year, each current Director attended 100% of the total number of meetings of the Board during his or her term of service, with the exception of Mr. Burchfield and Mr. Larry O’Reilly, who each attended 80% of the total number of meetings.  During 2020, each independent Director attended 100% of the total number of meetings held by all committees of the Board for which he or she served, with the exception of Mr. Burchfield who attended 85% and Ms. Sastre who attended 80% of the total number of meetings held by all committees of the Board for which each served.

Time is allotted at each Board meeting for an executive session involving only the independent Directors.  The Company’s independent Directors held four closed-session meetings during 2020, and each current independent director attended all meetings during his or her term of service, with the exception of Mr. Burchfield who attended 75% of the total number of meetings.

The Company encourages, but does not require, the members of its Board to attend the Annual Meeting.  Each director then serving on the Board attended the Company’s 2020 Annual Meeting.

Committees of the Board

The Board has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee.  Each committee is governed by a written charter and is comprised solely of independent Directors in accordance with the Nasdaq Listing Qualifications.  Charters for each committee are available on the Company’s website at www.OReillyAuto.com and can be obtained free of charge by written request to the attention of the Secretary at the Company’s address appearing on the first page of this proxy statement or by telephone at (417) 874-7161.

Because David O’Reilly, Larry O’Reilly and Greg Henslee do not qualify as independent Directors, they do not participate on any committees of the Board.

Audit Committee

Number of Members:	Six
Members:	Thomas T. Hendrickson (Chair), Jay D. Burchfield, John R. Murphy, Dana M. Perlman, Maria A. Sastre and Andrea M. Weiss
Number of Meetings during 2020:	Eight

Purpose and Functions:

The purpose of the Audit Committee is to

(i)	review reports of the Company’s financial results, audits and internal controls and communicate the results of those evaluations to management;
(ii)	review the Company’s financial policies and procedures and direct changes as appropriate;
(iii)	direct and oversee the performance of the Company’s internal audit function;
(iv)	recommend the engagement of the Company’s independent auditors;

(v)	confer with the independent auditors regarding the adequacy of the Company’s financial controls and fiscal policy in accordance with generally accepted auditing standards;
(vi)	review the independent auditor’s procedures for ensuring its independence with respect to the services performed for the Company;
(vii)	review all related party transactions; and
(viii)	review of information technology and cybersecurity risks.

The Board has determined that each member of the Audit Committee is “independent” pursuant to the Nasdaq rules, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act.  In addition, the Board has determined that Mr. Hendrickson, Chair of the Audit Committee, is qualified as an audit committee financial expert, as that term is defined in the rules of the SEC.  The Company’s Audit Committee Charter may be viewed on its website at www.OReillyAuto.com.

Compensation Committee

Number of Members:	Three
Members:	John R. Murphy (Chair), Jay D. Burchfield and Thomas T. Hendrickson
Number of Meetings during 2020:	Five

Purpose and Functions:

The purpose of the Compensation Committee is to

(i)	act on behalf of the Board with respect to the establishment and administration of the policies governing the annual compensation of the Company’s executive officers;
(ii)	define and articulate the Company’s overall executive compensation philosophy and to administer and approve all elements of compensation for the Company’s executive officers and senior management;
(iii)	review and approve the corporate goals and objectives relevant to the Chairman of the Board and CEO’s compensation;
(iv)	evaluate the Chairman of the Board and CEO’s performance based on those goals and objectives;
(v)	work with, and receive recommendations from, the Company’s Human Resources Department regarding the Company’s executive officers total compensation;
(vi)	oversee the awards and related actions under the Company’s various equity plans; and
(vii)	provide oversight and guidance on all human capital management development efforts, including succession planning, recruiting and retention and diversity and inclusion.

Because the Company’s executive leadership is of critical importance to the Company’s success, the succession planning process is led by the Compensation Committee.  This committee reviews the Company’s succession planning practices and procedures and makes recommendations to the Board concerning succession developments, while ensuring the appropriate succession plans are in place for key executive positions.

The Committee has the authority to retain consultants and advisors, as it may deem appropriate in its discretion.  The Committee has, from time to time, historically utilized third party compensation survey data and/or outside consultant advisors in order to achieve its goal of attracting and retaining executive officers who contribute to the long-term success of the Company.  During 2020, the Company did not engage an outside consultant advisor for compensation advisory services.  The Company’s Compensation Committee Charter may be viewed on its website at www.OReillyAuto.com.

Corporate Governance/Nominating Committee

Number of Members:	Three
Members:	Dana M. Perlman (Chair), John R. Murphy and Andrea M. Weiss
Number of Meetings during 2020:	Four

Purpose and Functions:

The purpose of the Corporate Governance/Nominating Committee is to

(i)

establish criteria for the selection of Directors, identify any additional skills sets or attributes necessary to fill gaps on the current Board and to recommend to the Board the nominees for Director in connection with the Company’s Annual Meeting of the shareholders;

(ii)	take a leadership role in shaping the Company’s corporate governance policies and to issue and implement the Corporate Governance Principles of the Company;
(iii)	develop and coordinate annual evaluations of the Board, its committees and its members;
(iv)	advise the Board regarding long-term Board succession;
(v)	adhere to all legal standards required by the SEC and Nasdaq; and
(vi)	review and assess the Company’s environmental, sustainability, social and governance policies, goals and programs, and make recommendations to management based on their review and assessment.

The Corporate Governance/Nominating Committee conducts an annual Board evaluation process to determine the effectiveness of the Board and as a tool to aid in continuous improvement.  The Chair of the Corporate Governance/Nominating Committee, in partnership with the Company’s outside counsel, provides questionnaires to the Board, which are completed and returned directly to the Company’s outside counsel who compiles the responses and reports the results on an anonymous basis to the Corporate Governance/Nominating Committee Chair for evaluation and discussion with the Board’s Lead Independent Director and the Chairman of the Board.  Topics in the questionnaire include:

●	Board effectiveness and leadership structure;
●	Board member skills and performance;
●	Board composition, including diversity;
●	Board succession planning;
●	Board committee effectiveness; and
●	Board interaction and communication with Company management.

In recent years, the Board’s self-evaluation process has contributed to improve Board diversity, changes in Board committee membership and committee Chairs, increased focus on Board succession planning and Board refreshment and an increased focus and reporting on the Company’s environmental, sustainability, social and governance policies and programs, including enhanced shareholder outreach.

The Company’s Corporate Governance Principles may be viewed along with the Corporate Governance/Nominating Committee Charter on its website at www.OReillyAuto.com.

The Corporate Governance/Nominating Committee does not have a written policy on the consideration of Director Candidates recommended by shareholders.  It is the view of the Board that all candidates, whether recommended by a shareholder or the Corporate Governance/Nominating Committee, shall be evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees.  The established criteria for persons to be nominated for election to the Board and its committees, taking into account the composition of the Board as a whole, at a minimum, includes

●	a candidate’s qualification as “independent” under the federal securities laws and the rules and regulations of the SEC and Nasdaq applicable to the Board and each of its committees;
●	depth, breadth and diversity of experience within the Company’s industry and otherwise;
●	commitments outside of the Board and the ability to devote adequate time to Board and committee matters;
●	special areas of expertise;
●	accounting and financial knowledge;
●	willingness to apply sound and independent business judgment;
●	leadership ability;
●	experience in developing and assessing business strategies;
●	corporate governance expertise;
●	risk management skills; and
●	for incumbent members of the Board, the past performance of the incumbent director.

The Corporate Governance/Nominating Committee regularly engages and considers director succession for the members of its Board, committees and committee chairs to ensure a mix of knowledge and abilities, expertise and tenure that promote and support the Company’s long-term success, while giving consideration to evolving skills, perspective and experience needed on the Board to perform its corporate governance role.  In addition, when the Corporate Governance/Nominating Committee seeks a new candidate for directorship, it seeks qualifications from the individual that satisfy the established criteria for a person to be nominated and a candidate that will complement the attributes and perspective of the other members of the Board.  As the Company’s strategic priorities and the composition of the Board evolve, the priorities and emphasis of qualifications the Corporate Governance/Nominating Committee is seeking in a candidate will change from time to time.  Individuals identified by the Corporate Governance/Nominating Committee as qualified to become directors are then recommended to the Board for nomination, and the Board determines the nominees for election after considering the recommendation and report of the Corporate Governance/Nomination Committee.

Finding qualified candidates interested in serving as director is of the highest level of importance to the Corporate Governance/Nominating Committee.  As such, the Corporate Governance/Nominating Committee may use any and all appropriate methods at its disposal for identifying candidates for election.  The Corporate Governance/Nominating Committee’s methods for identifying candidates for election to the Company’s Board include the solicitation of possible candidates from a number of sources, including engaging with outside search firms, from members of its Board, its executives, individuals personally known to the members of its Board and other research.  Shareholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to O’Reilly Automotive, Inc. Corporate Governance/Nomination Committee, attention to Tricia Headley, at 233 South Patterson Avenue, Springfield, Missouri 65802.  The Board believes it is best qualified to evaluate candidates based on its knowledge of the Company’s business structure, and the Corporate Governance/Nominating Committee may retain one or more third-party search firms to identify suitable candidates.

Shareholder Nominations

A shareholder who desires to nominate one or more persons for election as director(s) shall deliver “timely notice” (as defined in Section 12, Article II of the Company’s Bylaws) of the shareholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement.  In accordance with Section 13, Article II of the Bylaws, such notice shall set forth

(i)	the name and address of record of the shareholder who intends to make the nomination;
(ii)	the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice;
(iii)	the name, age, business and residential addresses, and principal occupation or employment of each proposed nominee;
(iv)

a description of all arrangements or understandings between the shareholder and each nominee, and other arrangements or understandings known to the shareholder, pursuant to which the nomination or nominations are to be made by the shareholder; any other information regarding each proposed nominee that would be required to be included in a proxy statement filed with the SEC; and

(v)	the written consent of each proposed nominee being so named to serve as a Director of the Company.

The presiding officer of a meeting may, if the facts warrant, determine at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should make that determination, he or she shall so declare at the Annual Meeting, and the defective nomination shall be disregarded.

Risk Oversight

It is management’s responsibility to assess and manage the Company’s exposure to various risks and bring the Company’s most material risks to the Board’s attention.  The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company.  In its oversight role, the Board annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company.

A quarterly risk overview is provided to the Board by the Company’s General Counsel, the Company’s Senior Vice President of Information Technology and the Company’s Vice President of Treasury and Government Affairs, which details the Company’s current and potential risk exposure to litigation, information technology, cybersecurity and self-insurance.  In addition, quarterly operational updates and risk assessments are provided by Vice Presidents of selected operational areas, including acquisitions, store operations, distribution operations, finance and real estate.

The Board has delegated certain risk management oversight responsibility to the Board committees, as detailed below.  Each committee regularly reports to the full Board.

Audit Committee Risk Oversight

The Audit Committee provides risk management oversight for areas including economic, financial (such as accounting, credit, liquidity and tax), legal, compliance and regulatory risks.  As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.  Specific risk assessment areas include reviews of the Company’s Corporate Risk Assessment and Management Status Report (which identifies the material strategic and operational Company business risks and the controls that respond to and mitigate those risks), the Company’s Code of Conduct and Ethics program compliance, related party transactions, insider trading policy compliance, the Company’s TIPS Hotline activity, the appropriate interpretation and application of new accounting standards, the internal auditor’s comprehensive audit plan and the external auditor’s independence and audit effectiveness.  The Audit Committee reviews, with management, the Company’s financial performance and financing arrangements and meets with the Company’s internal and external auditors to review the Company’s compliance with all applicable financial reporting and Sarbanes-Oxley requirements.  The Audit Committee also reviews, with management, the status of the Company’s information technology and cybersecurity programs and initiatives, business continuity planning and PCI compliance.

Compensation Committee Risk Oversight

The Compensation Committee provides risk management oversight for areas including compensation, retention, human capital management and diversity and inclusion risks.  Specific risk assessment areas include reviews of executive officer succession planning, senior management development plans and approval of promotions, total compensation for the Company’s executives and senior management, including base salary, incentive compensation, benefits, and perquisites to ensure they are market competitive and consistent with the Company’s performance goals and ensures that these compensation plans and arrangements do not create inappropriate risks.  In addition, the Compensation Committee assesses risks for non-executive human capital management, including diversity and inclusion and recruiting and retention.

Corporate Governance/Nominating Committee Risk Oversight

The Corporate Governance/Nominating Committee provides risk management oversight for areas including director succession planning and skills assessment, operations, business, competitive and reputation risks.  Specific risk assessment areas include reviews of the Company’s corporate governance guidelines and their implementation, the Company’s Code of Conduct and Ethics program compliance, the Board committee charters, the Company’s Corporate Governance Principles, updates on shareholder activism and the Company’s environmental, social and governance policies and disclosures.

Under the oversight and direction of the Corporate Governance/Nominating Committee, the Company issued its inaugural 2018 Sustainability, Social, & Governance Report in 2019, which illustrates the Company’s approach to human capital management, workforce diversity and inclusion, labor practices, environmental consciousness and governance initiatives, and in 2020, the Company issued an update to its inaugural report, which illustrates the Company’s continued efforts in these areas.  The Report is available on the Company’s website at www.OReillyAuto.com.

Board Diversity

In selecting a Director nominee, the Corporate Governance/Nominating Committee focuses on skills, viewpoints, expertise and background that would complement the existing Board.  While the Board does not have a formal policy on Board diversity as it relates to the selection of nominees for the Board, the Corporate Governance/Nominating Committee will consider diversity in market knowledge, experience, employment, ethnicity, gender and geography among other factors.  Decisions by the Board regarding continued service of Directors are made based on expected contributions to the Board in furtherance of the interests of shareholders.

Director Skills and Composition Matrix

The Corporate Governance/Nominating Committee reviewed the core competencies that it believes should be represented on our Board and believes that the qualifications and skills set below reflect the appropriate mix of experiences that, taken together, provide the variety and depth of knowledge necessary for effective oversight, direction and vision for the Company.  The following table highlights specific information concerning each Director nominee and the key experience, qualifications and skills they bring to our Board; their diversity, age, independence and tenure are included as well.  A particular Director may possess additional experience, qualifications, attributes or skills, even if not expressly indicated.

Board of Directors
	David	Larry	Greg	Jay D.	Thomas T.	John R.	Dana M.	Maria A.	Andrea M.
Knowledge & Skills	O’Reilly	O’Reilly	Henslee	Burchfield	Hendrickson	Murphy	Perlman	Sastre	Weiss
Leadership:
Public Company Board of				*	*	*		*	*
Director Experience
C-Suite Experience	*	*	*	*	*	*		*	*
Financial/Accounting Experience					*	*		*
Senior Leadership Experience	*	*	*	*	*	*	*	*	*
Operational:
Retail Industry Experience	*	*	*	*	*		*	*	*
Automotive Aftermarket	*	*	*
Industry Experience
Human Capital Management/	*		*	*	*	*		*	*
Compensation Experience
International Experience						*	*	*	*
Strategic Planning/Capital	*	*	*	*	*	*	*	*	*
Allocation Experience
Omnichannel Experience					*		*	*	*
Technology/Cybersecurity			*		*	*
Experience
Distribution/Supply Chain	*		*		*
Experience
Real Estate Experience	*	*	*	*					*
Governance:
Risk Assessment/Management	*	*	*	*	*	*	*	*	*
Experience
Government/Regulatory/Public	*		*				*	*
Policy Experience
Business Ethics/Corporate	*						*	*	*
Sustainability and Social
Responsibility Experience

Demographic Background
Gender (Male/Female/Non-Binary)	M	M	M	M	M	M	F	F	F
Age (at May 13, 2021)	71	74	60	75	66	70	40	65	66
Diversity (race/ethnicity)								* (a)
Independence				*	*	*	*	*	*
Board tenure (at May 13, 2021)	49	52	3	24	11	18	3	1	2
(a)	Ms. Sastre has self-identified as Hispanic.

Compensation of Directors

Independent Directors

Independent Directors are paid an annual fee and meeting fees for attendance at each Board and Committee meeting.  The Independent Lead Director is paid an additional annual fee for service on the Board.  Each Committee Chair is paid an additional annual fee for service as chair of each respective Committee.

To assist the Company in recruiting and retaining qualified Directors, the Company also awards each independent Director an annual restricted share award that vests in one installment after a one-year period, except for awards issued prior to May 2020, which vest in three equal annual installments.  Upon resignation from the Board for any reason other than retirement, death or disability, all outstanding, unrested equity awards are immediately forfeited.  The Board makes an annual determination of the number of restricted shares to be awarded to each independent Director.

The following table summarizes the compensation paid to the independent Directors, including stock awards, for the year ended December 31, 2020:

Annual fee	$85,000
Annual Independent Lead Director fee	$10,000
Committee Chair fees	$10,000	Audit Committee
	$7,500	Compensation Committee
	$5,500	Corporate Governance/Nominating Committee
Board of Director meeting fees	$2,500	for attendance at each quarterly meeting of the Board
Special meeting fees	$1,000	for attendance at each special meeting of the Board
Restricted stock

In May of 2020, each independent Director was awarded a number of restricted shares valued at approximately $145,000.  These restricted shares vest in one installment over a one-year period commencing on the first anniversary of the award.  In May of 2020, each independent Director received 357 restricted shares awarded at a price of $407.12 per share.

Non-qualified stock options	No stock option awards were granted during 2020.

Independent Director fees in the aggregate amount of $603,000 were paid during 2020 and independent Director restricted stock awards with an aggregate fair value of $872,051 were granted in 2020.

Affiliated Directors

The Affiliated Director compensation plan provides for an annual cash retainer of $240,000 and quarterly meeting fees of $2,500 for attendance at each Board meeting to affiliated Directors (Larry O’Reilly).  Affiliated Directors are not paid any other fee amounts and are not granted equity awards in their capacity as directors.

David O’Reilly and Greg Henslee do not receive any additional compensation for services they provide as Directors and are compensated solely for the services they provide as executive officers.

The following table summarizes the compensation paid to all Directors for the year ended December 31, 2020, other than David O’Reilly and Greg Henslee whose compensation is fully reflected in the “Summary Compensation Table” portion of this proxy statement:

DIRECTOR COMPENSATION
					Change in
					Pension Value
	Fees				and
	Earned or			Non-Equity	Nonqualified
	Paid In	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($) (c)	($)	($)	Earnings	($) (a)	($)
Larry O’Reilly	246,539	—	—	—	—	3,100	249,639
Rosalie O’Reilly Wooten (b)	92,308	—	—	—	—	—	92,308
Jay D. Burchfield	109,750	145,342	—	—	—	—	255,092
Thomas T. Hendrickson	109,750	145,342	—	—	—	—	255,092
John R. Murphy	107,250	145,342	—	—	—	—	252,592
Dana M. Perlman	104,250	145,342	—	—	—	—	249,592
Maria A. Sastre	73,250	145,342	—	—	—	—	218,592
Andrea M. Weiss	98,750	145,342	—	—	—	—	244,092
(a)	The “All Other Compensation” column includes personal benefits valued at less than $10,000 and consisted of personal use of the Company plane.
(b)	Retired from the Board in May 2020 (at the end of the 2019 director term), consistent with the Board’s mandatory retirement age policy.

(c)

Stock awards granted to Directors represent restricted shares, which vest in one installment after a one-year period, except for awards issued prior to May 2020, which vest in three equal annual installments.  The dollar value of stock awards represents the grant-date fair value of the awards based on the closing market price of the Company’s common stock on the date of the award.  Please see Note 13 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included on its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for further discussion of the accounting used in calculating share-based compensation expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).  The table below summarizes the Directors’ outstanding restricted share awards as of December 31, 2020:

	Stock Awards
	Number of Shares or Units of Stock That		Market Value of Shares or Units of Stock That
	Have Not Vested		Have Not Vested
Name	(#)		($)
Jay D. Burchfield	780	(i)	353,005
Thomas T. Hendrickson	780	(i)	353,005
John R. Murphy	780	(i)	353,005
Dana M. Perlman	780	(i)	353,005
Maria A. Sastre	357	(ii)	161,567
Andrea M. Weiss	611	(iii)	276,520
(i)

Represents restricted shares granted on May 9, 2018, May 8, 2019, and May 15, 2020.  The restricted shares granted on May 9, 2018, vest in one installment of 169 shares on May 9, 2021.  The restricted shares granted on May 8, 2019, vest in two installments of 127 shares each on May 8, 2021, and May 8, 2022.  The restricted shares granted on May 15, 2020, vest in one installment of 357 shares on May 15, 2021.

(ii)	Represents restricted shares granted on May 15, 2020. The restricted shares granted on May 15, 2020, vest in one installment of 357 shares on May 15, 2021.
(iii)

Represents restricted shares granted on May 8, 2019, and May 15, 2020.  The restricted shares granted on May 8, 2019, vest in two installments of 127 shares each on May 8, 2021, and May 8, 2022.  The restricted shares granted on May 15, 2020, vest in one installment of 357 shares on May 15, 2021.

In addition, all Directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at Board meetings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, nor has ever been, an officer or an employee of the Company or any of its subsidiaries.  None of the Company’s executive officers served as a director or as a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of the Company or a member of the Compensation Committee during 2020.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section describes the compensation packages of the Company’s principal executive officer, principal financial officer, and three other most highly compensated officers who were employed by the Company on December 31, 2020 (such individuals are referred to as the “Named Executive Officers” or “NEOs” in this proxy statement).  The NEOs and their positions are identified below:

●	David O’Reilly – Executive Chairman of the Board
●	Greg Henslee – Executive Vice Chairman of the Board
●	Gregory D. Johnson – Chief Executive Officer and Co-President
●	Jeff M. Shaw – Chief Operating Officer and Co-President
●	Tom McFall – Chief Financial Officer and Executive Vice President

Executive summary

The Compensation Committee of the Board is responsible for reviewing the performance of the Company’s NEOs, Executive Vice Presidents and Senior Vice Presidents (together, its “executive officers”), recommending to the Board compensation packages and specific compensation levels for its executive officers and other management team members, establishing policies and guidelines for other benefit programs and administering the award of stock options and other stock-based incentives under the Company’s incentive plans.

At the 2020 Annual Meeting, over 92% of the votes cast in the advisory vote on executive compensation, which were present and entitled to vote on the matter, were in favor of the compensation of the Company’s NEOs as disclosed in the 2020 proxy statement.  The Board believes that the outcome of this proposal evidences the commitment of the Compensation Committee to open dialogue with the Company’s shareholders regarding the Company’s executive compensation program, and the Compensation Committee has and will continue to consider these voting results and shareholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of the Company’s executive officers with the interests of its shareholders.

The policies and procedures of the Compensation Committee are designed to assist the Board in its oversight of the implementation and effectiveness of its policies and strategies regarding the investment in the Company’s most important asset:  its employees (whom the Company refers to as “Team Members”).  These strategies and policies include, but are not limited to:

●	recruiting and retaining qualified Team Members;
●	supporting the career development and progression of Team Members;
●	management succession, in conjunction with the Company’s Corporate Governance/Nominating Committee; and
●	other employment practices.

Compensation objectives and philosophy

The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable, and which encourages and rewards performance based in part upon the Company’s performance in terms of increases in shareholder value.  The Company’s compensation objectives include both long-term, share-based incentives and short-term, cash incentives.  The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members.

Risk assessment of compensation programs

The Compensation Committee has reviewed the potential effects of the various components of the Company’s executive officers’ compensation and benefits programs on individual and collective behavior and, ultimately, on its risk profile and overall approach to risk management.  During its review, the Compensation Committee focused on the Company’s short-term incentives, long-term incentives, and change in control benefits as having the greatest potential to create incentives for individual or collective risk taking.  Following a thorough review of these and the other components of the Company’s compensation and benefits programs, the Compensation Committee has determined that the programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create need for inappropriate risk-taking by its Team Members, and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Overview of compensation programs

The key elements of the compensation packages for the Company’s executive officers, including the NEOs, are base salary, annual cash incentive compensation and long-term, share-based incentives.  In determining the composition of elements in each compensation package, the Compensation Committee aims to create a balanced set of rewards, utilizing market-driven influences and external compensation benchmarks, as well as the Company’s current cash considerations.  To ensure that the Company thrives in the competitive talent market, the Compensation Committee reviews industry resources, references and other benchmark reports to determine competitive market ranges and reasonable levels of compensation.

In reviewing the compensation packages of each of the Company’s executive officers and management, the Compensation Committee tallies the corresponding dollar value of each element of an individual’s compensation, including salary, incentive compensation, accumulated realized and unrealized share-based compensation gains, the dollar value to such individual and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated benefits under the Company’s non-qualified deferred compensation program and the potential impact of several potential severance and change-in-control scenarios.  For new appointments to senior executive management, the Company’s management presents compensation recommendations to the Compensation Committee for consideration.

Competitive assessments

The Company’s Human Resources Department provides the Compensation Committee with industry benchmark information and compensation survey data from the companies in its peer group, including peer salary, bonus, incentive compensation, share-based compensation and other compensation.  The Compensation Committee considers the Company’s relative performance compared with an established group of peer companies in the automotive aftermarket industry, other specialty retailers.

The group of peer companies is reviewed annually by the Compensation Committee to ensure that the comparisons are meaningful.  The Compensation Committee evaluates peers that conduct business outside of the automotive aftermarket industry based on criteria such as revenue, operating margin, net income, market capitalization, team member count and one and three year total shareholder returns, as applicable.  In addition to these key financial and operational metrics, the Compensation Committee also evaluates potential peers based on competition for team member recruitment and companies whose general customer demographics are similar to those of O’Reilly’s.

Based on its annual review using the previously described criteria, the Compensation Committee removed two companies from the prior year’s peer group and added two companies to the Company’s 2020 peer group.  The companies added and removed from the peer group are identified in the following table:

Peer Group Changes
Removal from Peer Group	Addition to Peer Group
Kohl’s Corporation	The Home Depot, Inc.
L Brands, Inc.	Lowe’s Companies, Inc.

The Company’s 2020 peer group members are identified in the following table:

2020 Peer Group
Peer Name	Peer Ticker Symbol	Peer Name	Peer Ticker Symbol
Advance Auto Parts, Inc.	AAP	Foot Locker, Inc.	FL
AutoNation, Inc.	AN	GameStop Corp.	GME
AutoZone, Inc.	AZO	Genuine Parts Company	GPC
Bed Bath & Beyond Inc.	BBBY	The Home Depot, Inc.	HD
CarMax, Inc.	KMX	Lowe’s Companies, Inc.	LOW
Darden Restaurants, Inc.	DRI	Ross Stores, Inc.	ROST
Dick’s Sporting Goods, Inc.	DKS	The Sherwin-Williams Company	SHW
Dollar General Corporation	DG	Tractor Supply Company	TSCO
Dollar Tree, Inc.	DLTR	W.W. Grainger, Inc.	GWW

The range, mean and median revenue and market capitalization of the Company’s 2020 peer group, as well as those metrics for O’Reilly, as of December 31, 2020, are identified in the following table (in billions):

	December 31, 2020
	Revenue	Market Capitalization
Peer Group :
Range	$5.16 - $125.63	$1.31 - $285.97
Mean	$24.39	$41.80
Median	$12.84	$15.91

O’Reilly Automotive, Inc.	$11.60	$32.19

The Compensation Committee also considers broad-based survey data, compiled by Equilar, Inc., of total compensation for top management at companies with total revenues comparable to the total revenues of the Company.  The Compensation Committee uses the industry and market survey data for context in reviewing the overall compensation levels and maintaining a reasonable and competitive compensation program.  The Compensation Committee does not use this data or peer group data to set specific compensation benchmarks for a position or for any element of compensation.  Rather, the Compensation Committee evaluates the overall performance of the Company and the individual performance of management to set compensation at reasonable and competitive levels.

Base salary

The Company provides competitive annual base salaries to its executive officers and management in recognition of their job responsibilities.  In determining annual base salary, it is the Compensation Committee’s goal to bring the salaries of the Company’s executive officers and management in line with base compensation being paid by its peer group.  The Compensation Committee specifically reviews compensation information from the publicly traded automotive aftermarket companies in its peer group and compensation surveys and data from the other specialty retailers in its peer group.  The Compensation Committee believes that the Company’s principal competitors for its executive officers are not necessarily the same companies that would be included in a peer group compiled for purposes of comparing shareholder returns.  Consequently, the companies that are reviewed for such compensation purposes may not be the same as the companies comprising the indices included in the Annual Report of the Company for 2020 that accompanies this proxy statement.  The Compensation Committee increased base salary levels in 2020 for the Company’s NEOs to maintain compensation at competitive levels and to reflect Company performance and the individual performance of each of its NEOs.

Incentive compensation plan

The Company provides competitive annual incentive compensation as a percent of base salary based on achievement of certain objective performance goals established by the Compensation Committee each year in order to motivate attainment of short-term goals, link annual cash compensation to achievement of annual priorities and reward individual performance and contributions.

At the beginning of each year a comprehensive operating plan is developed, which contains estimates for the Company’s projected performance for the year, by reviewing the Company’s historical performance, trends in the automotive aftermarket and retail industry and the performance of industry peers and other comparable companies.  The targets for the incentive compensation plans set by the Compensation Committee generally correspond to this operating plan.  The comprehensive operating plan for the 2020 fiscal year was approved by the Board in January of 2020 and reflects the projected results for the 2020 fiscal year.  The Company’s actual performance in each of the target areas is compared to the individual targets predetermined by the Compensation Committee to determine the incentive amount, if any, earned by each executive officer.  Upon achievement of such performance goals, executive officers receive incentive compensation based upon a percentage of their respective base salaries for the attainment of a defined performance goal.

The overall potential value varies depending upon the executive’s position; however, under the Company’s 2017 Incentive Award Plan, the maximum aggregate amount of cash compensation that may be paid to any one participant in any year is $10,000,000.  For 2020, the Company’s Chief Executive Officer, Mr. Johnson, and Chief Operating Officer, Mr. Shaw, had cumulative targets of 100% of their individual base salaries, and its Chief Financial Officer, Mr. McFall, had a cumulative target of 80% of his individual base salary, which were, in each case, the same position level salary targets applicable in 2019.  The Board sets performance target achievement levels for its executives that are challenging enough to require strong and consistent effort by the executives to be achieved and such that the Company’s actual performance above projections would result in payouts above target levels and would likely also result in an increase in total shareholder value.  Over the last five years, annual incentive payouts under the executive incentive compensation plan have been below target one time and exceeded target four times, ranging from 15% to 516% of target during this period of time, and over that same period, the value of the Company’s stock, and associated shareholder value, increased 79%.

The performance metrics, weighting, targets, actual results and achievement levels utilized by the Compensation Committee for calculating the incentive compensation payable to each of the NEOs for the year ended December 31, 2020, are identified in the table below:

	Weight				Achievement
Performance Metric	(%)	Threshold	Target	Actual	(%)
Comparable store sales (a)	30	2.5%	4.0%	10.9%	144.4
Operating income (in thousands) (b)	30	$1,957,000	$2,027,000	$2,413,418	168.0
Return on invested capital (c)	20	33.84%	35.54%	48.12%	131.3
Free cash flow (in thousands) (d)	20	$940,000	$1,150,000	$2,184,322	72.7
	100				516.4
(a)

Calculated based on the change in sales for U.S. domestic stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as sales from Leap Day in the year ended December 31, 2020.

(b)	For U.S. operations.
(c)

Calculated as net income, reconciled using planned excess tax benefit from share-based compensation payments, plus interest expense, divided by the sum of average debt and average equity, less average cash, for U.S. operations.

(d)

Calculated as net cash provided by operating activities less capital expenditures, capital expenditures deferred due to management decisions, excess tax benefit from share-based compensation payments, investment in tax credit equity investments and payroll taxes deferred under the CARES Act for U.S. operations.

The following table summarizes the 2020 performance incentive compensation plan salary targets and the resulting payouts for each of the Company’s NEOs who participated in the plan:

	Base Salary	Target	Target	Achievement	Incentive Achieved
Named Executive Officer	($)	(%)	($)	(%)	($)
Gregory D. Johnson, Chief Executive Officer	1,250,000	100	1,250,000	516.4	6,454,953
Jeff M. Shaw, Chief Operating Officer	790,000	100	790,000	516.4	4,079,531
Tom McFall, Chief Financial Officer	830,000	80	664,000	516.4	3,428,871

David O’Reilly and Greg Henslee, in consultation with the Compensation Committee, have elected to exclude themselves from participation in the annual cash incentive compensation plan pursuant to their responsibilities of providing strategic direction and guidance to the Company and their more limited role in the Company’s day-to-day operational activities.

Long-term, stock-based incentives

The Company offers long-term incentives for executive officers and management in the form of stock option and restricted stock awards.  Stock options and restricted stock may be awarded to the Company’s NEOs, upper- and middle-managers and other key personnel.

The Company believes that its stock-based incentive award programs are an important component of compensation as an incentive for long-term corporate performance.  The Compensation Committee has determined that the annual award of restricted stock or grant of stock options to the Company’s executive officers is a key component of each executive officer’s total compensation package based on his duties.  The amounts of such restricted stock awards and/or stock option grants are determined by the Compensation Committee annually in conjunction with performance reviews and salary adjustments during the January Compensation Committee meeting.  In determining whether and how many restricted stock awards and/or stock options should be granted, the Compensation Committee considers the responsibilities and seniority of each of the executive officers, as well as the Company’s financial performance and other factors as it deems appropriate, consistent with its compensation philosophy and policies.  The restricted stock awards and stock options awarded by the Compensation Committee in 2020, as reflected in the “Grants of Plan Based Awards” table, include an annual award of restricted stock or grant of stock options, as the case may be, determined by the Compensation Committee in consideration of the factors described above.

In the past, the Compensation Committee has reviewed and considered using other equity-based incentives for the long-term compensation component.  After a thorough analysis, including an analysis of the equity grant practices of our peer group companies, stock options and restricted stock awards were determined to be the most effective methods of aligning management interests with those of the Company’s shareholders.

The Compensation Committee has also established specific stock option awards to be granted upon the achievement of certain defined positions of employment.  These are automatic grants that occur on the date of promotion or appointment to such positions with an option price equal to the closing market value of the common stock underlying the option on such date.  It is the Company’s belief that these position-related grants provide an additional incentive to its executives, management and other Team Members to set personal long-term employment goals.  In furtherance of this belief, the Company also has a Team Member stock purchase plan that enables Team Members to purchase its common stock at a discount through payroll deductions, and Team Members are also able to invest in the Company’s common stock through its 401(k) plan.  In addition, the Compensation Committee may grant stock option awards in connection with a material business event, such as a large acquisition.  The Compensation Committee believes that these special stock option awards provide an additional incentive to the Company’s executive officers, management and other Team Members to ensure these material acquisitions are integrated effectively and efficiently.

Other

The Company sponsors a 401(k) Profit Sharing and Savings Plan (the “401(k) Plan”) that allows Team Members to make plan contributions on a pre-tax basis.  The Company matches 100% of the first 2% of the Team Member’s compensation, and 25% of the next 4% of the Team Member’s compensation.

Although executives are eligible to participate in the 401(k) Plan, the application of the annual limitations on contributions under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) prevents highly compensated employees, as defined by the Code, from participating at the same levels as non-highly compensated employees.  The Company has established the O’Reilly Automotive Deferred Compensation Plan (the “Deferred Compensation Plan”), which is intended to restore contributions lost because of the application of the annual limitations under the Code that are applicable to the 401(k) Plan.  The Deferred Compensation Plan provides executives who participate in the 401(k) Plan with the opportunity to defer the full 6% of covered compensation by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan.  This benefit, which assists executives in accumulating funds for retirement, is consistent with observed competitive practices of similarly situated companies.

Section 162(m) (“Section 162(m)”) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year.  The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor.  Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn base and incentive compensation, whether through base salary, cash incentive based compensation programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or stock options, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.  The Company believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

In addition, the Company provides its executive officers with certain perquisites, which the Compensation Committee believes are reasonable and consistent with the objectives of attracting and retaining superior Team Members, as well as maintaining a competitive total compensation package for the executive officers.  Perquisites can include personal use of a Company automobile, personal use of the Company plane, reimbursement for health and country club memberships and reimbursements under the Company’s executive management medical reimbursement benefit plan.  Perquisite amounts for the Company’s NEOs are included in the “Summary Compensation Table” in the column “All Other Compensation.”

The Company has entered into change in control severance agreements with its NEOs.  These are described in the “Potential Payments on Termination or Change in Control” and “Employment Arrangements with Executive Officers” sections of the narrative disclosure to the “Summary Compensation Table.”

Compensation mix

The following table summarizes the Company’s actual compensation mix that resulted in 2020 from the compensation programs and practices described above, which includes base salary, restricted stock awards or stock options, non-equity incentive compensation and/or other benefits, for each of its NEOs:

		Restricted		Non-Equity
	Base	Stock	Stock	Incentive	Other	Total
Named Executive Officer	Salary	Awards	Options	Compensation	Benefits	Compensation
David O’Reilly, Executive Chairman of the Board	64%	32%	—%	—%	4%	100%
Greg Henslee, Executive Vice Chairman of the Board	63%	32%	—%	—%	5%	100%
Gregory D. Johnson, Chief Executive Officer	13%	—%	14%	72%	1%	100%
Jeff M. Shaw, Chief Operating Officer	14%	—%	14%	71%	1%	100%
Tom McFall, Chief Financial Officer	16%	—%	16%	67%	1%	100%

Clawback policy

The Board is dedicated to maintaining and enhancing a culture that is focused on integrity and accountability while tying compensation to the Company’s performance.  The Board, following a recommendation by the Compensation Committee, adopted an incentive compensation clawback policy (the “Policy”) in 2014.  Each of the Company’s NEOs has signed an acknowledgement agreeing to comply with the provisions of the Policy.  The Policy is intended to provide an appropriate and effective incentive compensation recoupment program and to offer a balanced approach to aligning the interests of the Company’s NEOs and shareholders.

The adopted Policy specifically provides that if the Board or the Compensation Committee determines that incentive compensation of a current or former NEO was overpaid as a result of a restatement of the reported financial results of the Company due to material non-compliance with financial reporting requirements that resulted from the fraud or willful misconduct of the covered employee, then the Board or the Compensation Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results.  The Policy also provides that, to the extent practicable and as permitted by applicable law, the Board or Compensation Committee will determine whether to seek to recover or cancel the difference between any incentive compensation that was based on having met or exceeded performance targets that would not otherwise have been met based upon accurate financial data and the incentive compensation that would have been paid or granted or that would have vested had the actual payment, granting or vesting been calculated based on the accurate data or restated results, as applicable.

The Policy applies to all incentive compensation granted, paid or credited after the Policy’s adoption by the Board, except to the extent prohibited by applicable law or any other legal obligation of the Company.  “Incentive compensation” means performance bonuses and incentive awards (including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock-based awards) paid, granted, vested or accrued under any Company plan or agreement in the form of cash or Company common stock.

Prohibition on Pledging and Hedging Company Securities

The Company’s Insider Trading Policy specifically prohibits Directors and Named Executive Officers from hedging or pledging Company securities.  These covered persons may not enter into hedging or monetization transactions with respect to Company securities and they cannot hold Company securities in a margin account or pledge Company securities as collateral for a loan.  The Board believes this policy further ensures that the interests of these covered persons will remain aligned with those of the Company’s security holders and these individuals will continue to be incentivized to execute the Company’s long-term plans and achieve the performance for which their equity awards are intended.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in O’Reilly Automotive, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

John R. Murphy

Chair of the Compensation Committee

Jay D. Burchfield

Member of the Compensation Committee

Thomas T. Hendrickson

Member of the Compensation Committee

EXECUTIVE COMPENSATION TABLES

The following table summarizes the annual compensation paid to or earned by the Company’s NEOs for the fiscal years ended December 31, 2020, 2019 and 2018:

SUMMARY COMPENSATION TABLE
							Change in
							Pension Value
							and
							Nonqualified
Name						Non-Equity	Deferred
And				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(a)	($)	($)(b)	($)(c)	($)(d)	($)	($)(e)	($)
David O’Reilly	2020	735,000	—	367,395	—	—	—	46,229	1,148,624
Executive
Chairman of	2019	729,615	—	367,408	—	—	—	49,639	1,146,662
the Board
	2018	698,308	—	350,015	—	—	—	44,518	1,092,841

Greg Henslee (f)	2020	650,000	—	324,987	—	—	—	54,168	1,029,155
Executive Vice
Chairman of the	2019	650,000	—	325,014	—	—	—	51,664	1,026,678
Board
	2018	753,846	—	325,089	—	—	—	47,157	1,126,092

Greg D.	2020	1,211,538	—	—	1,249,949	6,454,953	—	74,518	8,990,958
Johnson (f)
Chief Executive	2019	976,923	—	—	999,964	1,041,229	—	62,366	3,080,482
Officer and
Co-President	2018	803,846	—	—	2,849,986	1,160,373	—	52,057	4,866,262

Jeff M. Shaw (f)	2020	783,846	—	—	789,965	4,079,531	—	73,676	5,727,018
Chief Operating
Officer and	2019	742,308	—	—	750,001	780,921	—	67,570	2,340,800
Co-President
	2018	676,923	—	—	1,699,969	955,601	—	45,502	3,377,995

Tom McFall	2020	825,385	—	—	829,986	3,428,871	—	76,388	5,160,630
Chief Financial
Officer and	2019	796,154	—	—	799,971	666,386	—	71,396	2,333,907
Executive Vice
President	2018	771,154	—	—	775,017	846,389	—	52,967	2,445,527
(a)	The “Salary” column includes the portion of salary deferred at a NEO’s election under the Company’s 401(k) Plan and/or Deferred Compensation Plan.
(b)

The “Stock Awards” column refers to restricted share awards granted in 2020, 2019 and 2018, as further discussed in the “Long-term, stock-based incentives” section of the “Compensation Discussion and Analysis” portion of this proxy statement.  All restricted shares awarded vest annually in equal installments over a three-year period, commencing on the first anniversary of the award, subject to the executive’s continued service through each vesting date.  The dollar value of stock awards represents the grant-date fair value of the awards based on the closing market price of the Company’s common stock on the grant date of the award.  Please see Note 13 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for further discussion of the accounting used in calculating share-based compensation expenses in accordance with ASC 718.

(c)

The “Option Awards” column refers to the option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant and the remainder become exercisable four years from the date of grant.  The amounts recognized in the above table reflect the grant date fair value of stock option awards granted during 2020, 2019 and 2018.  During the fiscal years ended December 31, 2020, 2019 and 2018, no option awards were forfeited by the named executives.  The grant date fair value of option awards was determined using the Black-Scholes option-pricing model.  The Black-Scholes model requires the use of assumptions, including expected volatility, expected life, the risk free rate and the expected dividend yield.  Please see Note 13 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for further discussion of these assumptions and the accounting used in calculating share-based compensation expenses in accordance with ASC 718.

(d)

The “Non-Equity Incentive Plan Compensation” column refers to the cash payouts under the Company’s annual performance incentive plan, which is paid in the year following the plan year.  A detailed description of the annual performance incentive plan can be found in the “Incentive compensation plan” section of the “Compensation Discussion and Analysis” portion of this proxy statement.

(e)	The “All Other Compensation” column includes the following:

							Personal Use
		Company				Stock	of Company
		Contributions		Medical	Value of	Discount from	Automobile or	Perquisites
		to Deferred	Company	Insurance	Company Paid	Employee	Allowance for	and
		Compensation	Contributions	Premium	Group Term	Stock	Personal	Personal
		Plan	to 401(k) Plan	Reimbursement	Life Insurance	Purchase Plan	Automobile	Benefits
Name	Year	($)	($)	($)	($)	($)	($)	($)(i)
David	2020	22,050	—	10,000	6,798	—	6,551	830
O’Reilly	2019	21,888	—	9,800	10,413	—	6,551	987
	2018	13,966	6,983	9,400	6,594	—	6,551	1,024
Greg	2020	19,500	—	10,000	3,564	5,735	8,400	6,969
Henslee (f)	2019	19,500	—	9,800	2,411	5,735	7,800	6,418
	2018	18,500	—	9,400	2,233	7,110	4,800	5,114
Greg D.	2020	36,346	—	10,000	2,322	10,520	7,200	8,130
Johnson (f)	2019	29,308	—	9,800	1,242	8,807	7,200	6,009
	2018	16,077	8,038	9,400	1,242	6,899	7,800	2,601
Jeff M.	2020	46,943	—	10,000	2,322	6,889	7,200	322
Shaw (f)	2019	41,381	—	9,800	2,322	6,516	7,200	351
	2018	14,189	6,769	9,400	2,322	5,871	6,600	351
Tom	2020	44,753	—	10,000	1,242	7,262	7,200	5,931
McFall	2019	40,812	—	9,800	841	7,008	7,200	5,735
	2018	15,600	7,712	9,400	779	6,787	7,200	5,489
(i)

The “Perquisites and Personal Benefits” column for each NEO for each year included perquisites and personal benefits valued at less than $10,000 for each benefit, which consisted of, for certain NEOs but not necessarily all, club dues.

(f)

On May 8, 2018, Greg Henslee retired as Chief Executive Officer of the Company and became Executive Vice Chairman of the Board; at that same time, Greg D. Johnson was promoted to Chief Executive Officer and Co-President of the Company and Jeff M. Shaw was promoted to Chief Operating Officer and Co-President of the Company.

The following table summarizes all awards granted during the year ended December 31, 2020, to each of the NEOs:

GRANTS OF PLAN BASED AWARDS
								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	Securities	Price of	Stock and
		Plan Awards (a)			Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Max	Threshold	Target	Max	or Units	Options	Awards	Awards
Name	Date	($)	($)	($) (b)	(#)	(#)	(#)	(#) (c)	(#) (d)	($/Sh)	($)
David
O’Reilly	1/30/2020	—	—	—	—	—	—	875	—	—	367,395
Greg
Henslee	1/30/2020	—	—	—	—	—	—	774	—	—	324,987
Gregory D.	1/30/2020	—	1,250,000	—	—	—	—	—	—	—	—
Johnson	1/30/2020	—	—	—	—	—	—	—	9,807	419.88	1,249,949
Jeff M.	1/30/2020	—	790,000	—	—	—	—	—	—	—	—
Shaw	1/30/2020	—	—	—	—	—	—	—	6,198	419.88	789,965
Tom	1/30/2020	—	664,000	—	—	—	—	—	—	—	—
McFall	1/30/2020	—	—	—	—	—	—	—	6,512	419.88	829,986
(a)

The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” - “Target” column refers to the potential cash payouts under the Company’s annual performance incentive plan for its executive officers, including the NEOs, for 2020, which would be paid during 2021.  The Compensation Committee approved the goals for the 2020 incentive plans in January 2020.  The payout amounts for each NEO for 2020 were reviewed and approved by the Compensation Committee and the Board in February 2021, upon completion of the consolidated financial statements for the fiscal year ended December 31, 2020.  The “Summary Compensation Table” details amounts actually paid under the 2020 annual performance incentive plans in the “Non-Equity Incentive Plan Compensation” column, which were paid in the year following the plan year.  A detailed description of the annual performance incentive plan can be found in the “Incentive compensation plan” section of the “Compensation Discussion and Analysis” portion of this proxy statement.

(b)	The maximum aggregate amount of cash compensation that may be paid to any one participant in any year is $10,000,000.
(c)	The “All Other Stock Awards: Number of Shares of Stock or Units” column refers to restricted share awards granted to NEOs, which vest in three equal installments on January 30, 2021, 2022 and 2023.

(d)

The “All Other Option Awards: Number of Securities Underlying Options” column refers to stock option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant, while the remainder become exercisable four years from the date of grant.

The following table identifies information concerning unexercised stock options, stock options that have not vested and stock awards that have not vested for each of the NEOs as of December 31, 2020:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards						Stock Awards
				Equity
				Incentive					Market
				Plan Awards:			Number		Value of
				Number of			of Shares		Shares or
				Securities			or Units		Units of		Equity Incentive Plan
				Underlying			of Stock		Stock		Awards: Number of
	Number of Securities			Unexercised	Option		That		That		Unearned Shares,
	Underlying Unexercised			Unearned	Exercise	Option	Have Not		Have Not		Units or Other Rights
	Options (#)			Options	Price	Expiration	Vested		Vested		That Have Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)		(#)	($)
David
O’Reilly	—	—		—	—	—	2,029	(a)	918,265	(a)	—	—
Greg	24,014	—		—	81.54	2/2/2022	—		—		—	—
Henslee (b)	33,846	—		—	92.65	1/31/2023	—		—		—	—
	27,576	—		—	132.29	1/30/2024	—		—		—	—
	23,088	—		—	192.65	1/29/2025	—		—		—	—
	18,264	—		—	256.34	1/28/2026	—		—		—	—
	13,685	4,562	(c)	—	256.69	2/2/2027	—		—		—	—
	—	—		—	—	—	1,815	(d)	821,415	(d)	—	—
Greg D.	2,537	—		—	81.54	2/2/2022	—		—		—	—
Johnson (b)	2,355	—		—	92.65	1/31/2023	—		—		—	—
	1,918	—		—	132.29	1/30/2024	—		—		—	—
	4,716	—		—	192.65	1/29/2025	—		—		—	—
	3,740	—		—	256.34	1/28/2026	—		—		—	—
	5,681	1,893	(c)	—	256.69	2/2/2027	—		—		—	—
	5,114	5,113	(e)	—	262.38	2/1/2028	—		—		—	—
	12,032	12,032	(e)	—	262.38	2/1/2028	—		—		—	—
	2,221	6,664	(f)	—	344.66	1/31/2029	—		—		—	—
	—	9,807	(g)	—	419.88	1/30/2030	—		—		—	—
Jeff M.	4,905	—		—	92.65	1/31/2023	—		—		—	—
Shaw (b)	7,020	—		—	132.29	1/30/2024	—		—		—	—
	5,974	—		—	192.65	1/29/2025	—		—		—	—
	4,675	—		—	256.34	1/28/2026	—		—		—	—
	5,681	1,893	(c)	—	256.69	2/2/2027	—		—		—	—
	4,211	4,211	(e)	—	262.38	2/1/2028	—		—		—	—
	6,016	6,016	(e)	—	262.38	2/1/2028	—		—		—	—
	1,666	4,998	(f)	—	344.66	1/31/2029	—		—		—	—
	—	6,198	(g)	—	419.88	1/30/2030	—		—		—	—
Tom	11,140	—		—	81.54	2/2/2022	—		—		—	—
McFall	19,784	—		—	92.65	1/31/2023	—		—		—	—
	16,045	—		—	132.29	1/30/2024	—		—		—	—
	13,362	—		—	192.65	1/29/2025	—		—		—	—
	10,520	—		—	256.34	1/28/2026	—		—		—	—
	7,747	2,582	(c)	—	256.69	2/2/2027	—		—		—	—
	4,663	4,662	(e)	—	262.38	2/1/2028	—		—		—	—
	1,777	5,331	(f)	—	344.66	1/31/2029	—		—		—	—
	—	6,512	(g)	—	419.88	1/30/2030	—		—		—	—
(a)

Represents restricted shares granted on February 1, 2018, January 31, 2019, and January 30, 2020.  The restricted shares granted on February 1, 2018, vest in one installment of 444 shares on February 1, 2021.  The restricted shares granted on January 31, 2019, vest in two installments of 355 shares each on January 31, 2021 and January 31, 2022.  The restricted shares granted on January 30, 2020, vest in two installments of 292 shares each on January 30, 2021, and January 30, 2022, and one installment of 291 shares on January 30, 2023.  Market value is calculated by multiplying the “Number of Shares or Units of Stock that Have Not Vested” by the closing price of our common stock of $452.57 as reported on the Nasdaq on December 31, 2020.

(b)

On May 8, 2018, Greg Henslee retired as Chief Executive Officer of the Company and became Executive Vice Chairman of the Board; at that same time, Greg D. Johnson was promoted to Chief Executive Officer and Co-President of the Company and Jeff M. Shaw was promoted to Chief Operating Officer and Co-President of the Company.

(c)	Represents stock options granted on February 2, 2017, which become exercisable in four equal installments on February 2, 2018, 2019, 2020 and 2021.
(d)

Represents restricted shares granted on February 1, 2018, January 31, 2019, and January 30, 2020.  The restricted shares granted on February 1, 2018, vest in one installment of 413 shares on February 1, 2021.  The restricted shares granted on January 31, 2019, vest in two installments of 314 shares each on January 31, 2021, and January 31, 2022.  The restricted shares granted on January 30, 2020, vest in three installments of 258 shares on January 30, 2021, January 30, 2022, and January 30, 2023.  Market value is calculated by multiplying the “Number of Shares or Units of Stock that Have Not Vested” by the closing price of our common stock of $452.57 as reported on the Nasdaq on December 31, 2020.

(e)	Represents stock options granted on February 1, 2018, which become exercisable in four equal installments on February 1, 2019, 2020, 2021 and 2022.
(f)	Represents stock options granted on January 31, 2019, which become exercisable in four equal installments on January 31, 2020, 2021, 2022 and 2023.
(g)	Represents stock options granted on January 30, 2020, which become exercisable in four equal installments on January 30, 2021, 2022, 2023 and 2024.

The following table summarizes stock option awards exercised and shares of restricted stock, which vested during the year ended December 31, 2020, and the aggregate dollar values realized upon such exercise or vesting for each of the NEOs:

OPTION EXERCISES AND STOCK VESTED
	Options Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)(a)	($)
David O’Reilly	—	—	1,248	506,813
Greg Henslee	12,200	4,803,753	728	295,641
Gregory D. Johnson	3,374	1,154,213	—	—
Jeff M. Shaw	7,500	2,919,075	—	—
Tom McFall	—	—	—	—
(a)	Reflects the vesting of restricted stock awards granted in 2017, 2018 and 2019. All restricted shares awarded vest annually in equal installments over a three-year period.

The following table identifies information regarding the contributions by each NEO and the Company under the Deferred Compensation Plan for the year ended December 31, 2020, as well as information on aggregate earnings, withdrawals and balances for each NEO:

NONQUALIFIED DEFERRED COMPENSATION
				Aggregate
	Executive	Registrant	Aggregate	Withdrawals /	Aggregate
	Contributions in	Contributions in	Earnings in Last	Distributions in	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Last Fiscal Year	Fiscal Year End
Name	($)(a)	($)(b)	($)(c)	($)	($)
David O’Reilly	44,100	21,888	560,097	—	2,427,930
Greg Henslee	39,000	19,500	403,146	—	5,426,040
Gregory D. Johnson	605,769	29,308	451,277	—	2,309,101
Jeff M. Shaw	782,384	41,381	938,463	—	7,307,819
Tom McFall	149,177	40,812	291,392	—	2,133,458
(a)	All NEO contribution amounts have been included in the “Salary” column of the “Summary Compensation Table.”
(b)

All registrant contributions have been included in the “All Other Compensation” column of the “Summary Compensation Table.”  NEOs must be employed on December 31 to receive that year’s Company matching contribution, with the matching Contribution funded annually at the beginning of the year following the year in which the matching contribution was earned.  At the beginning of 2021, Company matching contributions of $22,050, $19,500, $36,346, $46,943, and $44,753 were contributed for David O’Reilly, Greg Henslee, Gregory D. Johnson, Jeff M. Shaw, and Tom McFall, respectively, for the fiscal year ended December 31, 2020.

(c)

Amounts included in the “Aggregate Earnings in Last Fiscal Year” column are not reported as compensation in the “Summary Compensation Table” because the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation under the Deferred Compensation Plan.

The Deferred Compensation Plan provides executive officers who participate in the 401(k) Plan with the opportunity to defer the full 6% of covered compensation, including salary and incentive based compensation, by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan.  The Deferred Compensation Plan is intended to restore contributions lost because of the application of the annual limitations under the Code that are applicable to the 401(k) Plan.  Executive officers may elect to defer their base compensation, incentive compensation and/or bonuses to the Deferred Compensation Plan.  Executive officers can elect to allocate their contributions, as well as the Company matching contributions, to various equity, bond or fixed income funds, or a combination thereof, and all interest and/or earnings, which may be credited to the executive officer’s account, are based on the applicable fund’s market performance.  Executive officers may elect to receive distributions at retirement or starting in a specific future year before or after anticipated retirement and may elect to receive the distribution in a lump sum or in periodic payments.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act (the “Rule”), presented below is the ratio of annual total compensation of the Company’s Chief Executive Officer, Greg D. Johnson, to the annual total compensation of the Company’s median employee (excluding the Chief Executive Officer).  The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).

To determine the median employee in 2020, the Company calculated the annual total cash compensation of each employee for the year ended December 31, 2020.  Total cash compensation for this purpose included base salary, bonus and commissions compiled from the Company’s payroll data.  For employees who were hired during the year, but did not work the full year, their compensation was annualized, but no cost-of-living adjustments were made.  Independent contractors or leased workers were not included in the employee population.  For 2020, the Company used a new median employee, identified as described above, for purposes of the ratio calculation, as its 2019 median employee was no longer with the Company.  The Company used the same measurement date of December 31, as it used in the previous year to determine its median employee.  No cost-of-living adjustments were applied as part of the calculation.  Employees in Mexico were excluded from the total employee population under the Rule’s allowed de minimis exemption, as these 1,397 employees accounted for less than 5% of the Company’s total employee population of 77,654 as of December 31, 2020.  For 2020, the employee population for the ratio calculation consisted of 75,764 full-time, part-time and seasonal workers who were employed in the United Sates as of December 31, 2020.

Annual total compensation, as determined under the Rule, for the Company’s Chief Executive Officer was $8,990,958 for the year ended December 31, 2020, see “Summary Compensation Table” for details.  Annual total compensation, as determined under the Rule, for the Company’s median employee was $25,958 for the year ended December 31, 2020.  The ratio of the Company’s Chief Executive Officer’s annual total compensation to its median employee’s total compensation is 346 to 1 for the year ended December 31, 2020.

Potential Payments on Termination or Change in Control

Change in Control Agreements

The Company has entered into change in control severance agreements (“the CIC Agreements”) with its NEOs, which become effective only upon a Change in Control (as defined in the CIC Agreements).  In addition, under the Company’s incentive plans there is acceleration of vesting with respect to stock options and restricted stock awards upon a Change in Control (as defined in the applicable incentive plan).

Pursuant to the terms of the CIC Agreements, if, within six months prior to or two years following a Change in Control, any of the NEOs’ employment is terminated by the Company without “Cause,” by reason of death or “Disability,” or by the NEO for “Good Reason” (each, as defined in the CIC Agreements), then, subject to the NEO’s execution of a release of claims and compliance with their CIC Agreement the NEO will be entitled to

●	continuation of salary for two years and a payment equal to two times the NEO’s target bonus;
●	continuation of insurance coverage for two years;
●	any unpaid bonus for the immediately preceding year and a pro rata target bonus for the year of termination;
●	an amount equal to all earned but unused vacation days;
●	payment for outplacement services, up to $30,000 and not to exceed 24 months;
●	immediate vesting for all equity-based awards and immediate exercisability for 12 months for all outstanding stock options; and
●	all reasonable legal fees and expenses incurred in disputing the termination of the executive’s employment.

The following table shows the amounts that those NEOs who have entered into CIC Agreements would have received if their employment had been terminated by the Company without Cause, be reason of death or Disability, or by the NEO for Good Reason immediately following a Change in Control on December 31, 2020.  The unvested stock option grants and unvested restricted share awards vest pursuant to the terms of the incentive plans upon a Change in Control irrespective of a termination of employment.  This table does not include amounts related to the NEOs’ vested benefits under the Deferred Compensation Plan, pursuant to stock option grants or restricted share awards or other compensation, which are described in the tables above.

	David	Greg	Gregory D.	Jeff M.	Tom
	O’Reilly	Henslee	Johnson	Shaw	McFall
Annual salary	$1,400,000	$1,300,000	$2,500,000	$1,580,000	$1,660,000
Incentive compensation	—	—	2,500,000	1,580,000	1,328,000
Continuation of insurance coverage	1,900	40,036	32,961	38,747	45,966
Earned but not used vacation	56,539	50,000	96,154	83,938	54,269
Unvested stock option grants	—	893,605	4,671,311	3,057,821	2,180,573
Unvested restricted share awards	918,265	821,415	—	—	—
Total	$2,376,704	$3,105,056	$9,800,426	$6,340,506	$5,268,808

Employment Arrangements with Executive Officers

The Company entered into a written employment agreement effective January 1, 1993, with David O’Reilly.  Such agreement provides for Mr. O’Reilly to be employed by the Company for a minimum period of three years and automatically renews for each calendar year thereafter.  As compensation for services rendered to the Company, the agreement provides for Mr. O’Reilly to receive (i) a base annual salary adjusted annually; and (ii) a bonus, the amount of which is determined by reference to such criteria as may be established by the Compensation Committee.  Mr. O’Reilly, in consultation with the Compensation Committee, has elected to exclude himself from participating in the bonus portion of his employment agreement pursuant to his responsibilities of providing strategic direction and guidance to the company and his more limited role in the Company’s day-to-day operational activities.

Mr. O’Reilly’s employment may be terminated by the Company for cause (as defined in the agreement) or without cause.  If Mr. O’Reilly’s employment is terminated for cause or if Mr. O’Reilly resigns, his salary and bonus rights will cease on the date of such termination or resignation.  If the Company terminates Mr. O’Reilly without cause, all compensation payments will continue through the remainder of the agreement’s term.  Pursuant to this agreement, Mr. O’Reilly has agreed, for so long as he is receiving payments thereunder, to adhere to certain confidentiality obligations and refrain from engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company.  If Mr. O’Reilly had terminated employment on December 31, 2020, such payments would have totaled approximately $735,000.

The Company entered into a written retirement agreement effective December 29, 1997, as amended on February 1, 2001, with David O’Reilly.  Such agreement, as amended, provides for supplemental retirement benefits for a period of ten years beginning with the date of Mr. O’Reilly’s retirement.  Benefits under the agreement include an annual salary, adjusted annually for inflation, full participation in the Company’s health insurance program, full participation in the Company’s medical reimbursement plan for senior management, use and maintenance of a Company vehicle and premiums for split-dollar life insurance.  Pursuant to this agreement, Mr. O’Reilly has agreed, for so long as he is receiving payments thereunder, to adhere to certain confidentiality obligations and refrain from engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company.  If Mr. O’Reilly had retired from the Company on December 31, 2020, his first year annual salary payment would have totaled approximately $213,000, and his other benefits under this agreement for the first year would have totaled approximately $24,000.

Director Compensation

Please see the “Compensation of Directors” section of this proxy statement for a discussion of the manner in which the Company’s directors are compensated.

Certain Relationships and Related Transactions

The Company leases certain land and buildings related to 69 of its O’Reilly Auto Parts stores and one surplus property under fifteen- and twenty-year operating lease agreements with entities in which David O’Reilly, Larry O’Reilly and Rosalie O’Reilly Wooten, who retired from the Board effective May 14, 2020, or members of their families, are affiliated.  In addition, the Company leases certain land and buildings related to two of its O’Reilly Auto Parts stores under fifteen-year operating lease agreements with Greg Henslee.  Generally, these lease agreements provide for renewal options for an additional five years at the option of the Company and the lease agreements are periodically modified to further extend the lease term for specific stores under the agreements.  The total aggregate lease payments paid by the Company to the entities and individuals above was $4.7 million for the year ended December 31, 2020.  The Company believes that the terms and conditions of the transactions with affiliates described above were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

Approval or ratification of transactions with related persons

Pursuant to the terms of the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all proposed transactions between the Company, any of the Company’s Officers or Directors, or relatives or affiliates of any such Officers or Directors, to ensure that such related party transactions are on a similar economic basis as a like transaction that occurred at arm’s length with an independent third party and are in the Company’s overall best interest and in the best interest of the Company’s shareholders.  The quarterly Audit Committee meeting includes a standing agenda item for the review of such related party transactions.  The Audit Committee has not adopted any specific procedures for the conduct of the reviews, rather each transaction is considered in light of the individual facts and circumstances.  In the course of its review and approval of a transaction, the Audit Committee considers the following, among other factors it deems appropriate:

●	whether the transaction is fair and reasonable to the Company;
●	the business reasons for the transaction;
●	whether the transaction would impair the independence of one or more of the Company’s Officers or Directors; and
●	whether the transaction is material, taking into account the significance of the transaction.

During 2020, all related party transactions were reviewed in accordance with the above procedures.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Such individuals are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  To the Company’s knowledge, based solely on its review of the copies of such forms furnished to it and written representations with respect to the timely filing of all reports required to be filed, it believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions for the year ended December 31, 2020, except for one late Form 4 filing made on behalf of Larry O’Reilly reporting a transaction on March 20, 2020.

AUDIT COMMITTEE REPORT

The Audit Committee functions pursuant to a written charter, which may be viewed on the Company’s website at www.OReillyAuto.com.  In compliance with that charter and in connection with the December 31, 2020, financial statements, the Audit Committee

●	reviewed and discussed with management the Company’s audited financial statements as of, and for the year ended, December 31, 2020;
●	discussed with the Company’s independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
●	received from the independent auditors the written disclosures and the letter regarding the auditor’s independence required by the applicable requirements of the PCAOB and has discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

Thomas T. Hendrickson

Chair of the Audit Committee

Jay D. Burchfield

Member of the Audit Committee

John R. Murphy

Member of the Audit Committee

Dana M. Perlman

Member of the Audit Committee

Maria A. Sastre

Member of the Audit Committee

Andrea M. Weiss

Member of the Audit Committee

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to provide shareholders with an opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of its NEOs.  This proposal is commonly referred to as a “Say-on-Pay” proposal.  As required by these rules, the Company is asking you to vote FOR the adoption of the following resolution:

“Resolved, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

In considering their vote, shareholders should review the Company’s compensation of its NEOs in the “Compensation Discussion and Analysis” (“CD&A”) section herein and Compensation Committee report included in these proxy materials.  As described in the CD&A, the Company’s executive officer compensation programs are designed around the following elements:

●	recruiting and retaining qualified Team Members,
●	the career development and progression of the Company’s Team Members, and
●	observed industry practices.

The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable and that encourages and rewards performance based in part upon the Company’s performance in terms of increases in share value.  The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members.  The Company’s executive compensation policies are focused upon both short-term and long-term incentives and goals.  The Company believes that such policies do not create incentives for inappropriate individual or collective risk taking.  The Company also believes that the current programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

The Company also has adopted an incentive compensation clawback policy and entered into change in control agreements with the Company’s executives that do not contain excise tax gross-up provisions, as described in more detail above under the description “Clawback policy” and under the description “Potential Payments on Termination or Change in Control” in this proxy statement.

As this vote is advisory in nature, this proposal does not bind the Company to any specific course of action.  However, the Compensation Committee, which is responsible for designing and implementing its executive compensation packages, values the opinions expressed by the Company’s shareholders in this vote and will consider the outcome of the vote when making decisions on future executive compensation packages.

Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee of the Board, the Company strongly encourages all shareholders to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm retained to audit the Company’s financial statements.  As part of this responsibility, the Audit Committee considers the firm’s independence, qualifications, performance, and whether the independent registered public accounting firm should be rotated, as well as the impact of such a rotation.  The Audit Committee is also involved in the selection and approval of the Lead Audit Partner who, in compliance with Sarbanes-Oxley requirements, rotates every five years.  The last Lead Audit Partner rotation occurred in 2020.  Pursuant to these requirements, the Company will have a new Lead Audit Partner in 2025.

At the Annual Meeting of Shareholders held on May 14, 2020, the Company’s shareholders ratified the selection of Ernst & Young (“E&Y”) as the Company’s independent auditors for the year ending December 31, 2020.

It is the Audit Committee’s policy that the Company’s independent auditors be engaged to provide primarily audit and audit-related services.  However, pursuant to the policy, in certain circumstances and using stringent standards in its evaluation, the Audit Committee may authorize the Company’s independent auditors to provide tax or other non-audit related services when it determines that the Company’s independent auditors will be the most efficient and effective service provider.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor.  The policy provides for preapproval by the Audit Committee of specifically defined audit and non-audit services.  Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.  The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports any decisions to the Committee at its next scheduled meeting.  Each year prior to engaging the Company’s independent auditor, the Company submits to the Audit Committee for approval a list of services expected to be provided during that fiscal year within each of the three categories of services described below, as well as related estimated fees, which are generally based on time and materials.

All services provided by the Company’s independent auditor during 2020 were preapproved in accordance with this policy.

The Audit Committee, after review and discussion with the Company’s independent auditor of the preceding information, determined that the provision of these services was compatible with maintaining the Company’s independent auditor’s independence.

Fees Paid to Independent Registered Public Accounting Firm

The following table summarizes the fees billed by E&Y for audit and other professional services during the years ended December 31, 2020 and 2019:

	For the Year Ended
	December 31,
	2020	2019
Audit fees (a)	$2,017,314	$2,016,455
Audit-related fees (b)	30,000	30,875
Tax fees (c)	449,033	405,151
Total Fees	$2,496,347	$2,452,481
(a)

Consists of fees and expenses billed for the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting and the review of the Company’s quarterly reports on Form 10-Q for such year and reviews in connection with documents filed with the SEC.

(b)	Consists of fees and expenses billed for the annual audit of the Company’s employee benefit plans.
(c)	Consists of fees and expenses billed for tax advisory services, including compliance, planning and advice.

The Audit Committee of the Board has selected Ernst & Young LLP (“E&Y”), as the Company’s independent auditors for the year ending December 31, 2021, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting.  E&Y has audited the Company’s financial statements since 1992.  Representatives of E&Y are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

None of the Company’s Bylaws, other governing documents, Missouri or federal law, or The Nasdaq Global Select Market Listing Qualifications requires shareholder ratification of the selection of E&Y as the Company’s independent auditors.  However, the Audit Committee is submitting the selection of E&Y to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP, AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2021.

PROPOSAL 4 – SHAREHOLDER PROPOSAL ENTITLED “IMPROVE OUR CATCH-22 PROXY ACCESS”

The Company has been advised that Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated he is a beneficial owner of no fewer than 25 shares of the Company’s common stock, intends to submit the following proposal at the Annual Meeting:

“Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to combine their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.

The current arbitrary ration of 20 shareholders to initiate shareholder proxy access can be called Catch-22 Proxy Access. In order to assemble a group of 20 shareholders, who have owned 3% of O'Reilly Automotive stock for an unbroken 3-years, one would reasonably need to start with 60 activist shareholders who own 9% of ORLY stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors and is also highly susceptible to dropouts.

The 60 activist shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to timely meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management – then management might arbitrarily claim that 10 shareholders do not meet the requirements (figuring that shareholders do not want a battle in court) and management might convince another 10 shareholders to drop out-leaving 20 shareholders. But the current bylaws do not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders.

And 60 shareholders who own 9% of company stock for an unbroken 3-years might determine that they own 51 % of company stock when length of stock ownership is factored out. Thus a shareholder proxy access right would be moot.

But how does one begin to assemble a group of 60 potential participants if potential participants cannot even be guaranteed participant status after following the tedious rules that are 4300-words of legalese – because a single shareholder always takes the risk that one will be the 21st shareholder who could be voted off the island after a substantial investment of time by the arbitrary ration of 20 shareholders.

The current arbitrary ration of 20 shareholders to initiate shareholder proxy access means that shareholders of the same class of stock are treated unequally. At least one court concluded that a company cannot provide different voting rights for the owners of the same class of stock.

More emphasis should be given to improving shareholder proxy access because we do not have the right to act by written consent due to backward provisions of Missouri law. Also the shareholder right to call a special meeting has taken a big hit due to the avalanche of online shareholder meetings that can be tightly controlled bare bones meetings where all challenging questions and comments can be screened out by management. This has paved the way for a future special shareholder meeting to be a bare bones online meeting.

Please vote yes:

Improve Our Catch-22 Proxy Access – Proposal 4”

The Company’s Statement in Opposition to Proposal 4:

The Board recommends a vote AGAINST proposal 4, as the Board believes the proposal is unnecessary and not in the best interests of the shareholders.

The Company’s proxy access provisions are consistent with current market standards and best practices.

Under our existing proxy access bylaw, a shareholder or group of up to and including 20 shareholders who own at least 3% of the Company’s outstanding common stock continuously for three years may nominate candidates representing 20% of the Board (with a minimum of 2 nominees), and include those nominees in the Company’s proxy materials, provided that the shareholders and the nominees satisfy the requirements specified in the Bylaws.  Prior to adopting our proxy access bylaw, the Board carefully evaluated various terms concerning ownership thresholds, holding periods, the cap on board seats and aggregation limits among other factors.  In addition, the Board considered existing shareholder rights, investors’ views, other companies’ proxy access bylaws and the Company’s institutional investor profile.  The terms of our proxy access bylaw remain consistent with the vast majority of proxy access bylaws adopted to date, and the 20-shareholder aggregation limit has been adopted by more than 90% of the companies with proxy access.

Our proxy access bylaw strikes the appropriate balance between promoting shareholder rights and protecting the interests of all shareholders.

Based on the Board’s assessment of the factors detailed above and our ongoing shareholder engagement, we continue to believe that our current form of proxy access, including the current group aggregation limit of 20 shareholders, reflects best practice and strikes the appropriate balance between enhancing shareholder rights and protecting the interests of all of our shareholders.

When a group of shareholders submits a director nominee through the proxy access right, the Company is responsible for verifying that each shareholder in the group has met all procedural requirements and that each shareholder will continue to meet these requirements through the annual meeting.  The aggregation limit, set at a reasonable and market standard of 20 shareholders, helps ensure that the Company will not be overburdened by the administrative confirmation process for a potentially large number of shareholders.  Undertaking this process for a large group of shareholders likely would cost the Company significant time and resources, diverting them away from primary business functions and impeding the exercise of proxy rights by other shareholders.  In addition, the aggregation limit prevents the abuse of proxy access by a group of shareholders that do not have a substantial economic stake in the Company or who may have special or short-term interests and who are not able to gain a threshold level of support.

The Company has demonstrated an ongoing commitment to corporate governance best practices.

The Board has carefully considered evolving corporate governance practices and has adopted policies and practices that ensure shareholders have significant rights and protections.  In this respect, our corporate governance program includes the following best practices:

●	The opportunity to elect directors annually using a majority voting standard;
●	The ability to recommend director candidates to the Corporate Governance/Nominating Committee, which considers those recommendations in the same manner as recommendations received from other sources;
●	The option to directly nominate director candidates and solicit proxies for the election of those candidates in accordance with the Bylaws and the federal securities laws;
●	The right to submit proposals for inclusion in the Company’s proxy statement for consideration at an annual meeting, subject to the rules and regulations of the SEC;
●	The opportunity to vote annually in the “say-on-pay” vote to express their views on executive compensation; and
●	The right for shareholders to call special meetings.

More information about our governance practices is described in the “Information Concerning the Board of Directors” portion of this proxy statement.

The Company has a proxy access bylaw that strikes the appropriate balance between enhancing shareholder rights and protecting and serving the best interests of all of our shareholders.  The Company also has consistently demonstrated responsiveness to shareholders and maintains best practice corporate governance policies and practices.  Accordingly, the modification requested by the proposal to our existing proxy access bylaw would not enhance shareholder value and is not in the best interests of the Company and all of its shareholders.

Recommendation of the Board:

For the foregoing reasons, the Board of Directors recommends that you vote “AGAINST” proposal 4 to amend our proxy access bylaw.  As with all proposals, if the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL ENTITLED “IMPROVE OUR CATCH-22 PROXY ACCESS.”

EQUITY COMPENSATION PLANS

The following table sets forth shares authorized for issuance under the Company’s equity compensation plans as of December 31, 2020 (in thousands, except weighted-average exercise price):

Number of securities remaining
	Number of shares to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise price of	under equity compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected in
	warrants and rights	warrants and rights (a)	column (a)).
Equity compensation plans approved by shareholders	1,500	$248.52	5,855
Equity compensation plans not approved by shareholders	—	—	—
Total	1,500	$248.52	5,855
(a)	Includes weighted average exercise price of outstanding stock options.

ANNUAL REPORT

The Annual Report of the Company for the year ended December 31, 2020, containing, among other things, audited consolidated financial statements of the Company, accompanies this proxy statement.

FUTURE PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be presented at the 2022 Annual Meeting and included in the Company’s proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November 26, 2021.  In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, the Company’s Bylaws require that such proposals must be submitted, not later than February 12, 2022, and not earlier than January 13, 2022.  In order for director nominations to be included in the Company’s proxy materials pursuant to the Bylaws, nominations must comply with the requirements and conditions of the Bylaws, including the delivery of proper notice to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement not later than November 26, 2021, and not earlier than October 27, 2021.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting other than as set forth in this proxy statement.  If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their judgment as to the best interests of the Company.

MISCELLANEOUS

The Company will pay the cost of soliciting proxies in the accompanying form.  In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, fax or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses.

Shareholders are urged to mark, sign, date and send in their proxies without delay or vote via telephone or Internet using the instructions on the proxy card.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with the Company’s Board, specific individual Directors or the independent Directors as a group, may do so by directing a written request addressed to such Director(s) in care of the Corporate Secretary at 233 South Patterson Avenue, Springfield, Missouri, 65802 or via e-mail through its website at www.OReillyAuto.com.  Such communication will be directed to the intended Director, group of Directors or the entire Board, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy statement or Annual Report is being delivered to multiple shareholders sharing an address, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies.  The Company will deliver promptly upon oral or written request a separate copy of the proxy statement or Annual Report, as applicable, to any shareholder at your address.  If you wish to receive a separate copy of the proxy statement or Annual Report, you may call the Secretary of the Company at (417) 874-7161, or send a written request to O’Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary.  Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement or Annual Report may request delivery of a single copy, also by calling the Secretary of the Company at the number or writing to the Company at the address listed above.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed by the Company with the SEC.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (as filed with the SEC), including financial statements and financial statement schedules (excluding most exhibits), is available to shareholders without charge, upon written request to O’Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary.

By Order of the Board of Directors

Tricia Headley

Secretary

Springfield, Missouri

March 26, 2021

O’REILLY AUTOMOTIVE, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of O’Reilly Automotive, Inc., to be held online on Thursday, May 13, 2021, at 9:00 a.m. Central Time.  In light of the health and safety concerns regarding the continuing novel coronavirus (“COVID-19”) pandemic, the Annual Meeting will be held virtually via live audio webcast at www.virtualshareholdermeeting.com/ORLY2021.  You must enter the 16-digit control number found on your proxy card, voting instruction form or Important Notice Regarding the Availability of Proxy Materials, to access the virtual meeting.  If you do not have a control number, you may access the meeting as a guest.

2020 HIGHLIGHTS

●	28th consecutive year of positive comparable store sales increases
●	Comparable store sales increase of 10.9%
●	14% increase in sales to $11.60 billion
●	Gross profit of 52.4% of sales
●	Net income increased 26% to $1.75 billion
●	Diluted EPS increased 32% to $23.53
●	Total store count increased to 5,594 stores in 47 U.S. states and 22 stores in Mexico
●	Accounts payable to inventory ratio of 114.5%

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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PROXY

O’REILLY AUTOMOTIVE, INC.

Annual Meeting of Shareholders

Thursday, May 13, 2021

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints David O’Reilly, Larry O’Reilly and Greg Henslee, and any of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote as the undersigned designates, all shares of Common Stock of O’Reilly Automotive, Inc., a Missouri corporation, held by the undersigned on March 4, 2021, at the Annual Meeting of Shareholders to be held on May 13, 2021, at 9:00 a.m. Central Time, or at any adjournments or postponements thereof, upon the matters set forth on the reverse side of this card, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3, AND “AGAINST” PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side.

VOTE BY INTERNET

Before the Annual Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, May 12, 2021.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

During the Annual Meeting – Go to www.virtualshareholdermeeting.com/ORLY2021

You may attend the meeting via the Internet and vote during the meeting.  Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time, May 12, 2021.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by O’Reilly Automotive, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

O’REILLY AUTOMOTIVE, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2, and 3, and AGAINST Proposal 4 (as described in the accompanying Proxy Statement):

1.	Election of Director Nominees:		For	Against	Abstain
	1a.	David O’Reilly	☐	☐	☐
	1b.	Larry O’Reilly	☐	☐	☐
	1c.	Greg Henslee	☐	☐	☐
	1d.	Jay D. Burchfield	☐	☐	☐
	1e.	Thomas T. Hendrickson	☐	☐	☐
	1f.	John R. Murphy	☐	☐	☐
	1g.	Dana M. Perlman	☐	☐	☐
	1h.	Maria A. Sastre	☐	☐	☐
	1i.	Andrea M. Weiss	☐	☐	☐
2.	Advisory vote to approve executive compensation.		☐	☐	☐
3.	Ratification of appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2021.		☐	☐	☐
4.	Shareholder proposal entitled “Improve Our Catch-22 Proxy Access.”		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date